Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of January 15, 2021

among

PRIMORIS SERVICES CORPORATION,

as Borrower,

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

CIBC BANK USA,

as Administrative Agent, Joint Bookrunner, Joint Lead Arranger,

Co-Documentation Agent and Collateral Agent

Bank of the West

as Joint Bookrunner, Joint Lead Arranger and Co-Documentation Agent,

and

BANK OF AMERICA, N.A.

as Joint Lead Arranger and Co-Syndication Agent,

and

CAPITAL ONE, N.A.,

as Joint Lead Arranger and Co-Syndication Agent

and

REGIONS BANK,

as Joint Lead Arranger and Co-Syndication Agent,

and

TRUIST BANK,

as Joint Lead Arranger and Co-Syndication Agent

i

(continued)

(continued)

(continued)

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.9(b)	Exceptions to Contributions to Multiemployer Contribution Plans
SCHEDULE 9.16	Insurance
SCHEDULE 9.17	Real Property
SCHEDULE 9.21	Labor Matters
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.11	Investments

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.4)
EXHIBIT C	Form of Assignment Agreement (Section 15.6.1)
EXHIBIT D	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT E	Form of Notice of Conversion/Continuation (Section 2.2.3)
EXHIBIT F	Form of Subordination Agreement (Section 11.1(d))
EXHIBIT G	Form of Solvency Certificate (Section 12.1.10)

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of January 15, 2021 (this “Agreement”) is entered into among PRIMORIS SERVICES CORPORATION (“Borrower”), the financial institutions that are or may from time to time become parties hereto listed on the attached Annex A (together with their respective successors and assigns, the “Lenders”), and CIBC BANK USA (in its individual capacity, “CIBC Bank USA”), as administrative agent for the Lenders.

RECITALS

WHEREAS, the financial institutions parties thereto, as Lenders thereunder (the “Existing Lenders”), Borrower and the Administrative Agent (as defined herein) entered into that certain Amended and Restated Credit Agreement dated as of September 29, 2017 (as amended, restated, supplemented or otherwise modified to date, the “Existing Credit Agreement”) pursuant to which the Existing Lenders provided a $200,000,000 revolving loan commitment (the “Existing Revolving Loan Commitment”) and $192,500,000 in term loans to Borrower (the “Existing Term Loans”);

WHEREAS, CIBC Bank USA agreed to serve as collateral agent (the “Collateral Agent”) for the Lenders pursuant to an Amended and Restated Guaranty and Collateral Agreement dated as of September 29, 2017 (as amended, restated, supplemented or otherwise modified to date, the “Existing Guaranty and Collateral Agreement”);

WHEREAS, Borrower has advised the Existing Lenders that Borrower intends to indirectly acquire all of the issued and outstanding Capital Securities of Future Infrastructure Holdings, LLC (the “Target”) by way of the merger (the “Merger”) of Borrower’s newly formed, Wholly-Owned Subsidiary, Primoris Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), with and into the Target pursuant to the terms and conditions of the Agreement and Plan of Merger dated December 14, 2020 (the “Merger Agreement”) among the Target, Merger Sub, and the representatives party thereto;

WHEREAS, Borrower has requested that Lenders hereunder extend additional term loans to Borrower in the aggregate amount of $400,000,000 to enable Borrower to finance, in part, the payment of the merger consideration payable in connection with the Merger to the existing holders of the Capital Securities of the Target;

WHEREAS, the Existing Lenders, Borrower and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement and the Existing Guaranty and Collateral Agreement in their entirety on the terms and conditions herein set forth in order to accommodate the request of Borrower;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree that the Existing Credit Agreement hereby is amended and restated in its entirety as follows:

SECTION 1	DEFINITIONS.

1.1               Definitions. When used herein the following terms shall have the following meanings:

Account Debtor is defined in the Guaranty and Collateral Agreement.

Accounts is defined in the Guaranty and Collateral Agreement.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Administrative Agent means CIBC Bank USA in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

Affected Financial Institution means (a) any EEA Financial Institution or (b) any UK Financial Institution.

Affected Loan is defined in Section 8.3.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party.

Agent Fee Letter means the Fee Letter dated December 14, 2020 between Borrower and Administrative Agent, and any supplements thereto or additional fee letters entered into from time to time between Borrower and Administrative Agent.

Agreement is defined in the Preamble of this Agreement.

Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect (as may be adjusted in accordance with Section 8.2(b)), it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and (iv) the L/C Fee Rate shall be the percentage set forth under the applicable “L/C Fee Rate” column:

Level	Senior Debt to EBITDA Ratio	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate (Financial)	L/C Fee Rate (Performance)
I	Less than 1.00x	1.25%	.25%	0.20%	1.25%	1.00%
II	Greater than or equal to 1.00x but less than 1.50x	1.50%	.50%	0.25%	1.50%	1.25%
III	Greater than or equal to 1.50x but less than 2.00x	1.75%	.75%	0.30%	1.75%	1.50%
IV	Greater than or equal to 2.00x but less than 2.50x	2.00%	1.00%	0.35%	2.00%	1.75%
V	Greater than or equal to 2.50x	2.25%	1.25%	0.40%	2.25%	2.00%

The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after Borrower provides or is required to provide the annual and quarterly financial statements and other information pursuant to Sections 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.4. Notwithstanding anything contained in this paragraph to the contrary, (a) if Borrower fails to deliver the financial statements and Compliance Certificate in accordance with the provisions of Sections 10.1.1, 10.1.2 and 10.1.4, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level V above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when a Default or an Event of Default has occurred and is continuing; and (c) the initial Applicable Margin (including the L/C Fee Rate and Non-Use Fee) on the Closing Date shall be based on Level V until the date on which the financial statements and Compliance Certificate are required to be delivered for the Fiscal Quarter ending March 31, 2021.

Asset Disposition means the sale, lease, transfer or disposal of assets of any of the Loan Parties.

Assignee is defined in Section 15.6.1.

Assignment Agreement is defined in Section 15.6.1.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person and all court costs and similar legal expenses.

Bank Product Agreements means those certain agreements entered into from time to time between any Loan Party and a Lender or its Affiliates in connection with any of the Bank Products, including without limitation, Hedging Agreements.

Bail-In Action means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to Administrative Agent or any Lender as a result of Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

Bank Products means any service provided to, facility extended to, or transaction entered into with, any Loan Party by any Lender or its Affiliates consisting of, (a) deposit accounts, (b) cash management services, including, controlled disbursement, lockbox, electronic funds transfers (including, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with any Lender or its Affiliates, (c) debit cards and credit cards, (d) Hedging Agreements, (e) supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchase) or (f) so long as prior written notice thereof is provided by Lender (or its Affiliate) providing such service, facility or transaction and Administrative Agent consents in writing to its inclusion as a Bank Product, any other service provided to, facility extended to, or transaction entered into with, any Loan Party by a Lender or its Affiliates.

Base Rate means the greater of (a) the prime commercial rate as announced from time to time by CIBC Bank, or (b) the sum of the Federal Funds Rate plus 0.5%.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Base Rate Margin is defined in the definition of Applicable Margin.

Beneficial Ownership Certification means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.

Borrower is defined in the Preamble of this Agreement.

BSA is defined in Section 10.4.

Business Day means any day on which CIBC Bank USA is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the Consolidated balance sheet of Borrower, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

Cash Collateralize means to deliver cash collateral to an Issuing Lender, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to such Issuing Lender and in an amount satisfactory to such Issuing Lender which amount may exceed the Stated Amount of outstanding Letters of Credit. Derivatives of such term have corresponding meanings.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Administrative Agent.

CFC means any Subsidiary that is a “controlled foreign corporation,” as defined in Section 957(a) of the Code.

Change in Control means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) other than Mr. Brian Pratt, of Capital Securities representing more than 35% of the ordinary voting power represented by the issued and outstanding Capital Securities of Borrower.

CIBC Bank USA is defined in the Preamble to this Agreement.

Claims is defined in Section 15.25.

Closing Date is defined in Section 12.1.

Code means the Internal Revenue Code of 1986.

Collateral means all properties, rights, interests and privileges from time to time subject to the Liens granted to the Collateral Agent, or any security trustee therefor, by the Collateral Documents.

Collateral Agent is defined in the Recitals to this Agreement.

Collateral Documents means, collectively, the Guaranty and Collateral Agreement, each Perfection Certificate, each control agreement and any other agreement or instrument pursuant to which Borrower, any Subsidiary or any other Person grants or purports to grant collateral to Collateral Agent for the benefit of the Lenders or otherwise relates to such collateral.

Commitment means, as to any Lender, such Lender’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Lender’s Commitment is set forth on Annex A.

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

Consolidated means the consolidation of the accounts of, unless otherwise noted, the Borrower and the Subsidiaries in accordance with GAAP.

Consolidated EBIT means for any period, without duplication and on a Consolidated basis (i) Net Income, plus to the extent deducted in calculating such Net Income (a) interest expense (less interest income), (b) provision for income taxes, and (c) the Merger Transaction Costs and Secondary Offering Costs, in each case, calculated in accordance with GAAP, (ii) plus income (or less loss) from Persons in which Borrower or any of the Subsidiaries holds an ownership interest in any Capital Securities issued by such Person and which Person is not Consolidated with Borrower, calculated in accordance with GAAP, and (iii) less income (or plus loss) attributable to any non-controlling interests, calculated in accordance with GAAP. For the avoidance of doubt, Consolidated EBIT includes the Consolidated EBIT attributable to the Target for the portion of such period prior to the Merger.

Construction Partnership means any joint venture to the extent not constituting an Investment (without giving effect to the final proviso of the definition of “Investment”) with any other Person (other than the Borrower or any of the Subsidiaries) which joint venture is entered into and exists for the purpose of engagement in business activities related to teaming the performance of construction or construction/engineering related services delivered by the Borrower or any other Loan Party for one or more projects.

Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with Borrower or any of the Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) Hedging Obligations of such Person but only to the extent amounts are due and payable under Hedging Agreements, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner, and (j) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise. Notwithstanding the foregoing, Debt shall not include (i) any indebtedness and/or other obligations that are Cash Collateralized, (ii) indebtedness and/or other obligations of such Person to the extent fully collateralized by Letters of Credit and/or (iii) surety bond obligations of such Person except to the extent a reimbursement obligation arises of such Person arises thereunder which remains unpaid. Additionally, for the avoidance of doubt, Debt shall not include operating leases pursuant to ASC 842 issued by the financial accounting standards board.

Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Default Rate is defined in Section 4.1.

Defaulting Lender means any Lender that (a) has failed to fund any portion of the Loans, participations in Letters of Credit or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has been deemed or has a parent company that has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, (d) has notified Borrower, Administrative Agent, any Issuing Lender or any Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit or (e) has failed to confirm within three (3) Business Days of a request by Administrative Agent that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swing Line Loans.

Designated Proceeds is defined in Section 6.2.2(a).

Dollar and the sign “$” mean lawful money of the United States of America.

Dollar Equivalent means, with respect to any amount denominated in Dollars, such amount of Dollars, and with respect to any amount denominated in a currency other than Dollars, the amount of Dollars, as of any date of determination, into which such other currency can be converted in accordance with prevailing exchange rates, as determined by the Administrative Agent in its reasonable discretion, on the applicable date.

Earn-Outs shall mean contingent earn-out liabilities as reflected on the financial statements delivered pursuant to Section 10.1.1.

EBITDA means, for any Computation Period, as calculated in accordance with GAAP, Consolidated EBIT for such period plus Consolidated depreciation, amortization and other noncash charges of the Borrower and the Subsidiaries as agreed to by Administrative Agent. For the sake of clarity, EBITDA of the Target will include the following: $49,392,750 ($16,464,250 x 3) plus one quarter of performance of the Target at March 31, 2021; $32,928,500 ($16,464,250 x 2) plus two quarters of performance of the Target at June 30, 2021; $16,464,250 plus three quarters of performance of the Target at September 30, 2021; and four quarters of performance of the Target at December 31, 2021.

EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release into, or injury to the environment.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974.

Event of Default means any of the events described in Section 13.1.

Excluded Taxes means taxes based upon, or measured by, a Lender’s or Administrative Agent’s (or a branch of a Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender or Administrative Agent is organized, (b) in a jurisdiction which a Lender’s or Administrative Agent’s principal office is located, or (c) in a jurisdiction in which such Lender’s or Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located.

Existing Credit Agreement is defined in the Recitals to this Agreement.

Existing Guaranty and Collateral Agreement is defined in the Recitals to this Agreement.

Existing Lenders is defined in the Recitals to this Agreement.

Existing Revolving Loan Commitment is defined in the Recitals to this Agreement.

Existing Term Loans is defined in the Recitals to this Agreement.

Facility Increase is defined in Section 2.7.1.

Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent. Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of Borrower and the Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.

Fixed Assets means, on any date of determination and on a Consolidated (unless otherwise noted) basis determined in accordance with GAAP, equipment, real property and any other long term fixed asset of the Borrower and the Subsidiaries.

Fixed Charge Coverage Ratio means, on any date of determination for the Borrower and the Subsidiaries (unless otherwise noted) on a Consolidated basis determined in accordance with GAAP, the ratio of (x) EBITDA, minus Unfinanced Capital Expenditures, tax expense, dividends/distributions/share buybacks to (y) the sum for such period of Consolidated Interest Expense, plus scheduled payments of principal in respect of Debt of the Borrower and the Subsidiaries, in each case calculated on a trailing 12 month basis.

Foreign Subsidiary means any Subsidiary organized under the laws of a jurisdiction located outside of the United States.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

General Intangibles shall be defined in accordance with GAAP.

Group is defined in Section 2.2.1.

Guarantor means each Subsidiary which is a party to the Guaranty and Collateral Agreement.

Guaranty and Collateral Agreement means the Second Amended and Restated Guaranty and Collateral Agreement dated as of the date hereof executed and delivered by the Loan Parties, together with any joinders thereto and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance satisfactory to Administrative Agent, which amends and restated the Existing Guaranty and Collateral Agreement in its entirety.

Hazardous Substances means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.

Hedging Agreement means any bank underwritten cash and/or derivative financial instrument including, but not limited to, any interest rate, currency or commodity swap agreement, cap agreement, collar agreement, spot foreign exchange, forward foreign exchange, foreign exchange option (or series of options) and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement.

Immaterial Subsidiary means any Subsidiary designated as such by the Borrower; provided, that (i) the Subsidiary Tangible Net Worth of any Immaterial Subsidiary as of the date of the most recent financial statements delivered pursuant to Section 10.1.1, shall not exceed $4,000,000, or (ii) the Subsidiary Tangible Net Worth of all Immaterial Subsidiaries collectively as of the date of the most recent financial statements delivered pursuant to Section 10.1.1, shall not exceed ten percent (10%) of the Tangible Net Worth of the Borrower and the Subsidiaries at any time.

Incremental Increase Amount is defined in Section 2.7.1.

Indemnified Liabilities is defined in Section 15.17.

Intangible Assets means General Intangibles.

Interest Expense means, for any period, Consolidated interest expense (including all imputed interest in respect of Capital Leases), as determined in accordance with GAAP.

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two or three months thereafter as selected by Borrower pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)              if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)             any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)             Borrower may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date.

Inventory is defined in the Guaranty and Collateral Agreement.

Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition; provided that, for purposes of clarification, a Construction Partnership shall not constitute an Investment hereunder.

Issuing Lender means CIBC Bank USA or Bank of the West, in their respective capacities as the issuer of Letters of Credit hereunder, or any Affiliate of either that may from time to time issue Letters of Credit, or any other financial institution that either may cause to issue Letters of Credit for the account of Borrower, and their successors and assigns in such capacity.

Joint Venture means (i) any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary of the Borrower or any of the Subsidiaries but in which the Borrower or a Subsidiary has a direct or indirect Investment in the Capital Securities issued by such joint venture entity and/or joint or shared control with one or more other Persons (other than the Borrower or any Subsidiary) and (ii) any asset or group of assets in which the Borrower or any Subsidiary thereof has a joint or shared ownership interest and/or control with one or more other Persons (other than the Borrower or any Subsidiary).

L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by an Issuing Lender at the time of such request for the type of letter of credit requested.

L/C Fee Rate is defined in the definition of Applicable Margin.

L/C Fronting Fee means the fronting fee in the amount of 15 basis points per annum, applied to the outstanding amount of any letters of credit, paid by the Borrower to any Issuing Lender quarterly in arrears.

L/C Sublimit means Two Hundred Million and 00/100 Dollars ($200,000,000).

L/C Termination Date means that date which is 36 months beyond the Termination Date.

Lender is defined in the Preamble of this Agreement. References to the “Lenders” shall include the Issuing Lenders; for purposes of clarification only, to the extent that CIBC Bank USA (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.

Lender Party is defined in Section 15.17.

Letter of Credit is defined in Section 2.1.3.

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Margin is defined in the definition of Applicable Margin.

LIBOR Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

LIBOR Rate or LIBOR shall mean, on the Interest Period determination date thereof, a variable rate of interest equal to, (a) as chosen by the Administrative Agent, either (i) the rate described as the “London Interbank Offered Rate” for the applicable Interest Period in the Money Rates section of The Wall Street Journal, or (ii) the rate of interest determined by Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the London interbank offered rate for U.S. Dollars for the applicable Interest Period based upon the information presented in the Bloomberg Financial Markets system (or other authoritative source selected by Lender in its sole discretion), as of 11:00 a.m. (London time) on the day of determination of such LIBOR Rate (or the Business Day prior thereto, if banks in London, England were not open and dealing offshore United States dollars on such day), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D). If the Bloomberg Financial Markets system or The Wall Street Journal ceases to provide such quotes or a governmental authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be made available or used for determining the interest rate of loans and such date has occurred, the Benchmark Replacement, may be used by Administrative Agent. If on any date of determination (a) more than one “London Interbank Offered Rate” for the applicable Interest Period is published in The Wall Street Journal, or (b) more than one London interbank offered rate for the applicable Interest Period appears in the Bloomberg Financial Markets system (or other authoritative source selected by Administrative Agent in its sole discretion), the highest of such rates will be the rate used for such day. Administrative Agent's determination of the LIBOR Rate shall be conclusive, absent manifest error and shall remain fixed during such Interest Period; provided that at no time shall LIBOR, when used to calculate interest rates, be less than 0.00% per annum.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Liquidity means Unencumbered Cash plus Revolving Loan Availability.

Loan Documents means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letter, the Collateral Documents and any Subordination Agreements as all such documents may be supplemented, amended or otherwise modified from time to time and all such documents, instruments and agreements delivered in connection with the foregoing.

Loan Party means Borrower and each Guarantor. Notwithstanding anything herein to the contrary, for the purposes of (a) determining compliance with any covenant in Section 10 or Section 11 of this Agreement (other than Section 10.9), or related definitions in Section 1 of this Agreement, and (b) determining whether an Event of Default has occurred and is continuing under Section 13.1.5 of this Agreement, Loan Party shall also include each Immaterial Subsidiary.

Loan or Loans means, as the context may require, Revolving Loans, the Term Loan and/or Swing Line Loans.

Mandatory Prepayment Event is defined in Section 6.2.2(a).

Margin Stock means any “margin stock” as defined in Regulation U.

Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by an Issuing Lender at such time.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document or (c) a material adverse change in or impairment of any substantial portion of the Collateral under the Collateral Documents or the legality, validity, binding effect or enforceability against the Loan Parties taken as a whole.

Merger is defined in the Recitals to this Agreement.

Merger Agreement is defined in the Recitals to this Agreement.

Merger Agreement Representations means the representations and warranties made by the Target in the Merger Agreement that are material to the interests of the Lenders (in their capacity as such), but only to the extent that Borrower (or any of its Affiliates) has the right not to consummate the Merger or to terminate its (or its Affiliates’) obligations under the Merger Agreement (and without regard to whether any notice is required to be delivered under the Merger Agreement and without regard to waiver or amendment (if materially adverse to the interests of the Lenders) of or to any such representations) as a result of a breach of such representations or warranties.

Merger Certificate means the Certificate of Merger to be filed with the Delaware Secretary of State certifying that the Merger has occurred.

Merger Consideration as the meaning ascribed to such term in the Merger Agreement.

Merger Documents means the Merger Agreement, the Merger Certificate, and all other “Transaction Documents” (as such term is defined in the Merger Agreement).

Merger Revolving Loans is defined in Section 2.1.1.

Merger Sub means is defined in the Recitals hereto.

Merger Term Loans is defined in Section 2.1.2.

Merger Transaction Costs means transaction fees and expenses incurred by Borrower in connection with the Merger, not to exceed $18,000,000 in the aggregate, which are paid within six months after the Closing Date.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any other member of the Controlled Group may have any liability.

Net Cash Proceeds means:

(a)	with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien (other than Liens arising under the Collateral Documents) on the property subject to such Asset Disposition;

(b)	with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions); and

(c)	with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

Net Income means, for any period, for Borrower and its Subsidiaries, the Consolidated net income of Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

Net Worth means, as of any date, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) and less equity from non-controlling interests calculated in conformity with GAAP.

Non-Consenting Lender is defined in Section 15.1.

Non-U.S. Participant is defined in Section 7.6(d).

Non-Use Fee Rate is defined in the definition of Applicable Margin.

Note means a promissory note substantially in the form of Exhibit A.

Notice of Borrowing is defined in Section 2.2.2.

Notice of Conversion/Continuation is defined in Section 2.2.3.

Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender (or its Affiliates) or Administrative Agent, and all other Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

OFAC is defined in Section 9.25.

Participant is defined in Section 15.6.2.

Patriot Act is defined in Section 15.16.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Perfection Certificate means a perfection certificate executed and delivered to Administrative Agent by a Loan Party.

Permitted Acquisition means any Acquisition by Borrower or any Loan Party where:

(A) the business or division acquired are for use, or the Person acquired is engaged, in the construction and engineering businesses engaged in by the Loan Parties on the date hereof or otherwise as required to preserve compliance with Section 11.5;

(B) immediately before such Acquisition, and as a consequence of such Acquisition, no Default or Event of Default shall exist;

(C) immediately after giving effect to such Acquisition, the Borrower is in compliance, on a pro forma basis, with the financial covenants set forth in Section 11.14 herein;

(D) immediately after giving effect to such Acquisition, the Senior Debt to EBITDA Ratio on a pro forma basis shall not exceed 2.75x and immediately after giving effect to an Acquisition with a Senior Leverage Increase the Senior Debt to EBITDA Ratio shall be in accordance with Section 11.14.2(ii)(a);

(E) in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition;

(F) within 30 days following such Acquisition, the Administrative Agent and the Collateral Agent shall have received complete execution copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent and/or the Collateral Agent may require to evidence the termination of Liens on the assets or business to be acquired;

(G) not less than ten (10) Business Days prior to such Acquisition, Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed acquisition, and Borrower’s calculation of Pro Forma EBITDA, and a pro forma balance sheet of Borrower taking into account the effect of any proposed Acquisition on the most recent quarterly balance sheet per the Compliance Certificate of the Borrower, provided that with respect to any Acquisition the consideration for which is less than $10,000,000, the Borrower may deliver the foregoing promptly when available and, in any event, within forty-five (45) days following the end of the next most recent fiscal quarter along with the delivery of a copy of the management prepared consolidated financial statements of the Borrower and the Subsidiaries as required pursuant to Section 10.l.1 of the Credit Agreement;

(H) Administrative Agent shall have approved the Borrower’s computation of Pro Forma EBITDA, provided that the foregoing shall not be required in respect of Acquisitions the consideration for which is less than $10,000,000;

(I) to the extent requested by the Administrative Agent, consents have been obtained in favor of Collateral Agent, the Administrative Agent and the Lenders to the collateral assignment of rights and indemnities under the related acquisition documents and opinions of counsel for the Loan Parties and (if delivered to the Loan Parties) the selling party in favor of the Collateral Agent, the Administrative Agent and the Lenders have been delivered, provided that the foregoing shall not be required in respect of Acquisitions the consideration for which is less than $10,000,000;

(J) the provisions of Section 10.10 have been satisfied, provided that in respect of any Acquisition the consideration for which is less than $10,000,000, within thirty (30) days after the closing of such Acquisition, the Borrower may, as an alternative to the requirements of Section 10.10, execute and deliver documentation reasonably satisfactory to the Lenders establishing control (within the meaning of the UCC) in favor of the Collateral Agent over any deposit accounts acquired pursuant to such Acquisition;

(K) simultaneously (or at such other time as is required to comply with the terms of Section 10.9) with the closing of such Acquisition, the target company (if such Acquisition is structured as a purchase of Capital Securities) or the Loan Parties (if such Acquisition is structured as a purchase of assets or a merger and a Loan Party is the surviving entity) executes and delivers to the Collateral Agent, the Administrative Agent and the Lenders a Guaranty and Collateral Agreement or a supplement thereto and such documents necessary to grant to the Collateral Agent a Lien in all of the assets (subject to any exceptions in the applicable Collateral Documents) of such target company or surviving company, and their respective Subsidiaries, each in form and substance and with such perfection and priority as is satisfactory to the Collateral Agent, the Administrative Agent and the Lenders and, in the event of an Acquisition structured as a purchase of Capital Securities, the issuer, unless such issuer is a CFC, of such Capital Securities becomes a party to the Guaranty and Collateral Agreement as a Guarantor thereunder, in accordance with the terms thereof;

(L) if the Acquisition is structured as a merger involving the Borrower, the Borrower is the surviving entity, or if the Acquisition is structured as a merger involving a Guarantor, a Guarantor is the surviving entity;

(M) Administrative Agent shall have received a summary of sources and uses of funds for any Acquisition at the time of the consummation of such Acquisition, provided that with respect to any Acquisition the consideration for which is less than $10,000,000, the Borrower may deliver the foregoing promptly when available and, in any event, within forty-five (45) days following the end of each fiscal quarter along with the delivery of a copy of the management prepared consolidated financial statements of the Borrower and the Subsidiaries as required pursuant to Section 10.l.1 of the Credit Agreement; and

(N) Borrower shall have minimum proforma Liquidity of $25,000,000.

For avoidance of doubt, while not all of the foregoing conditions are required to be satisfied or waived in connection with the Merger, the Merger is permitted under this Agreement, as provided in Section 11.5 and 11.11, subject only to the satisfaction of the conditions set forth in Section 12.1.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prime Rate means, for any day, the rate of interest in effect for such day as announced from time to time by Administrative Agent as its prime rate (whether or not such rate is actually charged by Administrative Agent), which is not intended to be Administrative Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

Pro Forma EBITDA means a rolling four quarter EBITDA number when taking into account the most recent historical financial statements provided by the Borrower and adding to it for the same Computation Period a comparable EBITDA number from any Permitted Acquisition.

Pro Rata Share means with respect to a Lender’s obligation to make Loans and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitment and Term Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Commitment and Term Loan Commitment, by (ii) the aggregate Revolving Commitments and Term Loan Commitments of all Lenders and (y) from and after the time the Revolving Commitment and Term Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) and such unpaid portion of the Term Loan attributed to such Lender by (ii) the aggregate unpaid principal amount of all Revolving Outstandings and the Term Loan.

Refunded Swing Line Loan is defined in Section 2.2.4(c).

Regulation D means Regulation D of the FRB.

Regulation U means Regulation U of the FRB.

Released Person is defined in Section 15.25.

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

Required Lenders means, at any time, Lenders with Pro Rata Shares greater than 50% as determined pursuant to clauses (x) and (y) of the definition of “Pro Rata Share”; provided that the Pro Rata Shares held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Resolution Authority means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Revolving Commitment means $200,000,000, as increased or reduced from time to time pursuant to Section 2.7 or Section 6.1, which shall be based on the Dollar Equivalent.

Revolving Loan is defined in Section 2.1.1.

Revolving Loan Availability means the Revolving Commitment less Revolving Outstandings, which shall be based on the Dollar Equivalent.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Secondary Offering means the secondary offering of Capital Securities by Borrower contemplated on the Closing Date.

Secondary Offering Costs means transaction fees and expenses incurred by Borrower in connection with the Secondary Offering, not to exceed $12,000,000 in the aggregate, which are paid within six months after the consummation of the offering.

Secondary Offering Prepayment Amount is defined in Section 6.2.2(a)(ii).

Senior Debt means, as of any date of determination and on a Consolidated basis in accordance with GAAP, all Debt of Borrower and the Subsidiaries other than Subordinated Debt.

Senior Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Senior Debt to (b) EBITDA of the Borrower and the Subsidiaries for the Computation Period ending on such day.

Senior Leverage Increase is defined in Section 11.14.2(ii)(a).

Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Loan Party.

Specified Representations means the representations and warranties contained in Section 9.1.1, Section 9.2.1, Section 9.3, the last sentence of Section 9.5, Section 9.10, Section 9.12, Section 9.14.1, Section 9.22, Section 9.25, Section 9.26, and, subject to Section 12.1.5, the representations and warranties in the Guaranty and Collateral Agreement with respect to the creation, validity and perfection of Liens in the Collateral.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit, which shall be based on the Dollar Equivalent.

Subordinated Debt means any unsecured Debt of Borrower and the Subsidiaries which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Administrative Agent and is (i) in form materially similar to Exhibit F hereto or (ii) is otherwise approved in writing by the Required Lenders.

Subordination Agreements means each subordination agreement executed by a holder of Subordinated Debt in favor of the Loan Parties from time to time after the Closing Date in form and substance and on terms and conditions satisfactory to the Administrative Agent.

Subsidiary means, as to any Person, any other Person in which such first Person or one or more of the Subsidiaries or such first Person and one or more of the Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or Joint Venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of the Subsidiaries or such first Person and one or more of the Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of the Subsidiaries); provided that, for purposes of clarification, no Construction Partnership shall constitute a Subsidiary hereunder. Unless the context otherwise requires or as otherwise stated herein, a Subsidiary means a Subsidiary of the Borrower and/or a Subsidiary of a Subsidiary and Subsidiaries means Subsidiaries of the Borrower and Subsidiaries of the Subsidiaries.

Subsidiary Tangible Net Worth means, with respect to any Subsidiary, at any date, the Net Worth, plus the aggregate amount of Subordinated Debt, less patents, trademarks, copyrights, deferred charges and other Intangible Assets (including, but not limited to, unamortized discounts and expenses, organizational expenses, experimental and developmental expenses, but excluding prepaid expenses) in each case, determined in accordance with GAAP.

Swing Line Availability means the lesser of (a) the Swing Line Commitment Amount and (b) the amount by which the Revolving Loan Availability exceeds Revolving Outstandings at such time.

Swing Line Commitment Amount means $15,000,000, as reduced from time to time pursuant to Section 6.1, which commitment constitutes a subfacility of the Revolving Commitment of the Swing Line Lender.

Swing Line Lender means CIBC Bank USA.

Swing Line Loan is defined in Section 2.2.4.

Tangible Assets means all assets of the Borrower and the Subsidiaries, calculated in accordance with GAAP, excluding assets that are Intangible Assets.

Tangible Net Worth means, for the Borrower and the Subsidiaries, at any date, the Consolidated Net Worth, plus the aggregate amount of Subordinated Debt, less (i) patents, trademarks, copyrights, deferred charges and other Intangible Assets (including, but not limited to, unamortized discounts and expenses, organizational expenses, experimental and developmental expenses, but excluding prepaid expenses); less (ii) all obligations owed by, excluding amounts owed by the Borrower and the Subsidiaries, any Affiliate of the Borrower and the Subsidiaries to the Borrower or any of the Subsidiaries; and less (iii) all loans made by the Borrower and/or the Subsidiaries to such Person’s officers, stockholders, or employees, in each case, determined in accordance with GAAP.

Target is defined in the Recitals to this Agreement.

Target Material Adverse Effect means a “Material Adverse Effect” (as such term is defined in the Merger Agreement).

Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

Term Loan means the Existing Term Loan of each Lender and the Merger Term Loan of each Lender.

Term Loan Commitment means $592,500,000. For the avoidance of doubt, of this amount, $192,500,000 of the Term Loan Commitment was loaned to the Borrower pursuant to the Existing Credit Agreement. The remaining Term Loan Commitment will be loaned to the Borrower on the Closing Date pursuant to the terms of this Agreement.

Termination Date means the earlier to occur of (a) January 15, 2026, or (b) such other date on which the Commitments terminate pursuant to Section 6 or Section 13.

Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Borrower or any other member of the Controlled Group from such Pension Plan during a plan year in which Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Type is defined in Section 2.2.1.

UCC is defined in the Guaranty and Collateral Agreement.

UK Resolution Authority means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unencumbered Cash means all cash and Cash Equivalent Investments owned by the Borrower and the Subsidiaries that are free and clear of any Lien (except for Permitted Liens) and not disclosed as restricted cash or restricted Cash Equivalent Investments in the financial statements of the Borrower and the Subsidiaries delivered in accordance with Section 10.1.1.

Unfinanced Capital Expenditures means 65% of Capital Expenditures in a Computation Period minus sales of Fixed Assets during such period net of repayments of Debt of the Borrower and the Subsidiaries during such period, minus, as of the date of calculation, outstanding Debt incurred by the Borrower and/or the Subsidiaries in a Computation Period with a final maturity exceeding 12 months from the date of issuance thereof, which Debt financed such Capital Expenditures, in each case, determined in accordance with GAAP.

Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Wholly-Owned Subsidiary means, at any time, any Subsidiary one hundred percent of all of the Capital Securities (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Borrower and/or the Borrower’s other Wholly-Owned Subsidiaries at such time.

Withholding Certificate is defined in Section 7.6(d).

Write-Down and Conversion Powers means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2              Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)              Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)              The term “including” is not limiting and means “including without limitation.”

(d)              In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)              Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)               This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g)              This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Administrative Agent, Borrower, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against Administrative Agent or the Lenders merely because of Administrative Agent’s or Lenders’ involvement in their preparation.

SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1              Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, Borrower as follows:

2.1.1              Revolving Commitment. Each Lender with a Revolving Commitment agrees to make loans in Dollars on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as Borrower may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed Revolving Loan Availability (less the amount of any Swing Line Loans outstanding at such time). The Administrative Agent, Lenders and Borrower acknowledge and agree that the Revolving Loan Availability on the Closing Date is $148,792,814.26 which amount represents the Revolving Commitment less the Stated Amount of all Letters of Credit including Letters of Credit issued in Dollars in the amount of $51,031.553.70 and including a Letter of Credit issued in Canadian dollars in the amount of $223,000 Canadian dollars with a Dollar equivalent as of January 13, 2021 of $175,632.04. On the Closing Date, Borrower requests additional Revolving Loans in the aggregate amount of $100,000,000 (the “Merger Revolving Loans”) to finance in part the payment of the Merger Consideration with such Merger Revolving Loans representing a portion of the Revolving Loan Commitment. Immediately after the Closing Date, each Lender’s Pro Rata Share of the Revolving Loan Commitment will be as set forth on Annex A, and, if necessary, each Lender agrees to balance the amount of Revolving Outstandings as between it and the other Lenders accordingly, through payments among Lenders as directed by the Administrative Agent.

2.1.2              Term Loan Commitment. Each Lender (a) acknowledges that it has made its Pro Rata Share of the Existing Term Loan available to the Borrower pursuant to the Existing Credit Agreement and (b) agrees to make, on the Closing Date, its Pro Rata Share of the additional Term Loans in the aggregate amount of $400,000,000 (the “Merger Term Loans”) to finance in part the payment of the Merger Consideration and for working capital requirements and general corporate purposes of the Borrower. The Commitments of the Lenders to make the Merger Term Loans shall expire concurrently with the making of the Merger Term Loans on the Closing Date. The Commitments of the Lenders to make Existing Term Loans expired on September 29, 2017. The Administrative Agent, Lenders and Borrower acknowledge and agree that the unpaid principal balance of the Existing Term Loans on the Closing Date is $192,500,000, which amount represents the unpaid principal balance of the Existing Term Loans. Immediately after the Closing Date, each Lender’s Pro Rata Share of the outstanding Term Loans will be as set forth on Annex A, and, if necessary, each Lender agrees to balance the unpaid principal amount of Term Loans as between it and the other Lenders accordingly, through payments among Lenders as directed by the Administrative Agent.

2.1.3              L/C Commitment. Subject to Section 2.3.1, each Issuing Lender agrees to issue letters of credit in either Dollars or Canadian dollars, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to such Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of Borrower from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed the L/C Sublimit and (b) the Revolving Outstandings shall not at any time exceed Revolving Loan Availability (less the amount of any Swing Line Loans outstanding at such time).

2.2              Loan Procedures.

2.2.1              Various Types of Loans. Each Revolving Loan and the Term Loan shall be divided into tranches which are either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than three (3) different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans.

2.2.2              Borrowing Procedures.

(a)               Except for certain Swing Line Loans which shall not require a Notice of Borrowing as further described in Section 2.2.4, Borrower shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit D or telephonic notice (followed immediately by a Notice of Borrowing) to Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 10:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 10:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, Administrative Agent shall advise each Lender thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide Administrative Agent at the office specified by Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as Administrative Agent has not received written notice that the conditions precedent set forth in Section 12 with respect to such borrowing have not been satisfied, Administrative Agent shall pay over the funds received by Administrative Agent to Borrower on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $5,000,000 and an integral multiple of $1,000,000 (except for Swing Line Loans that are advanced by the Swing Line Lender at the end of each Business Day which will not be required to be borrowed in aggregate minimum amounts or in integral multiples) and each LIBOR borrowing shall be in an aggregate amount of at least $5,000,000 and an integral multiple of at least $1,000,000.

(b)              Unless payment is otherwise timely made by Borrower, the becoming due of any Obligations (whether principal, interest, fees or other charges) shall be deemed to be a request for a Base Rate borrowing of a Revolving Loan on the due date, in the amount of such Obligations. The proceeds of such Revolving Loans may be disbursed as direct payment of the relevant Obligation. In addition, Administrative Agent may, at its option, charge any such Obligations against any operating, investment or other account of Borrower maintained with Administrative Agent or any of its Affiliates. In no such circumstance shall Borrower be charged more than the amount of such Obligations.

2.2.3              Conversion and Continuation Procedures. (a) Subject to Section 2.2.1, Borrower may, upon irrevocable written notice to Administrative Agent in accordance with clause (b) below:

(B)         elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $5,000,000 a higher integral multiple of $1,000,000) into Loans of the other type; or

(C)         elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $5,000,000 or a higher integral multiple of $1,000,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $5,000,000 and an integral multiple of $1,000,000.

(b)           Borrower shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 10:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 10:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(D)         the proposed date of conversion or continuation;

(E)          the aggregate amount of Loans to be converted or continued;

(F)          the type of Loans resulting from the proposed conversion or continuation; and

(G)          in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c)           If upon the expiration of any Interest Period applicable to LIBOR Loans, Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d)           Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by Borrower, of the details of any automatic conversion.

(e)           Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.2.4              Swing Line Facility.

(a)           Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make advances to be funded from the Swing Line Commitment Amount (each, a “Swing Line Loan”) without a Notice of Borrowing from the Borrower at the end of each Business Day until the Termination Date. In the event that either the Swing Line Lender or the Borrower discontinues the advancement of Swing Line Loans at the end of each Business Day, then the Borrower shall be permitted to manually request the Swing Line Lender make available a Swing Line Loan by submitting a Notice of Borrowing to the Administrative Agent in accordance with Section 2.2.2. The sum of the Swing Line Lender’s Pro Rata Share of the Revolving Outstanding and all outstanding Swing Line Loans may exceed the Swing Line Lender’s Pro Rata Share of the Revolving Commitment. The provisions of this Section 2.2.4 shall not relieve Lenders of their obligations to make Revolving Loans under Section 2.1.1 pursuant to a Notice of Borrowing under Section 2.2.2. The aggregate amount of Swing Line Loans outstanding shall not exceed at any time the Swing Line Availability. Until the Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.2.4. Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan. Borrower shall repay the aggregate outstanding principal amount of each Swing Line Loan from the Revolving Loan no less frequently than once weekly in accordance with Section 2.2.4(c) below.

(b)           The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations including interest shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner paid in full. Swing Line Loans shall bear interest at the Base Rate.

(c)           The Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender with a Revolving Commitment (including the Swing Line Lender) to make a Revolving Loan to Borrower (which shall be a Base Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding. Unless any of the events described in Section 13.1.4 has occurred (in which event the procedures of Section 2.2.4(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse directly to Administrative Agent, its Pro Rata Share on behalf of the Swing Line Lender, prior to 2:00 P.M., Chicago time, in immediately available funds on the date that notice is given by the Administrative Agent to the Lenders with a Revolving Commitment (provided that such notice is given by 12:00 p.m., Chicago time, on such date). The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(d)           If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.2.4(c), one of the events described in Section 13.1.4 has occurred, then, subject to the provisions of Section 2.2.4(e) below, each Lender shall, on the date such Revolving Loan was to have been made for the benefit of Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(e)           Each Lender’s obligation to make Revolving Loans in accordance with Section 2.2.4(c) and to purchase participation interests in accordance with Section 2.2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If and to the extent any Lender shall not have made such amount available to Administrative Agent or the Swing Line Lender, as applicable, by 2:00 P.M., Chicago time, the amount required pursuant to Sections 2.2.4(c) or 2.2.4(d), as the case may be, on the Business Day on which such Lender receives notice from Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three (3) days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.

2.3              Letter of Credit Procedures.

2.3.1              L/C Applications. Borrower shall execute and deliver to each Issuing Lender each Master Letter of Credit Agreement from time to time in effect with respect to such Issuing Lender. Borrower shall give notice to Administrative Agent and the applicable Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three (3) Business Days (or such lesser number of days as Administrative Agent and such Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by Borrower and in all respects satisfactory to Administrative Agent and the applicable Issuing Lender, together with such other documentation as Administrative Agent or such Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the L/C Termination Date with any Letters of Credit extending beyond the Termination Date to be Cash Collateralized at 105% of the face amount of the issued Letters of Credit within thirty (30) days prior to the Termination Date with such cash to be held at the Issuing Lender, whether the Letter of Credit is for financial or performance purposes, and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the Termination Date which is Cash Collateralized as required in this Section 2.3.1 for the benefit of an Issuing Lender shall be the sole responsibility of such Issuing Lender. So long as the applicable Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, such Issuing Lender shall issue such Letter of Credit on the requested issuance date. Each Issuing Lender shall promptly advise Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control. Upon issuance, the Issuing Lender will determine whether each Letter of Credit is a financial or a performance Letter of Credit and will so notify the Borrower and the Administrative Agent.

2.3.2              Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the applicable Issuing Lender shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and Borrower’s reimbursement obligations with respect thereto. If Borrower does not pay any reimbursement obligation when due, Borrower shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, Section 12.2 or otherwise such Lender shall make available to Administrative Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by Administrative Agent to the applicable Issuing Lender for the account of Borrower in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the applicable Issuing Lender’s “participation” therein. Each Issuing Lender hereby agrees, upon request of Administrative Agent or any Lender, to deliver to Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by such Issuing Lender, together with such information related thereto as Administrative Agent or such Lender may reasonably request.

2.3.3              Reimbursement Obligations. (a) Borrower hereby unconditionally and irrevocably agrees to reimburse each Issuing Lender for each payment or disbursement made by such Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the applicable Issuing Lender is reimbursed by Borrower therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from such Issuing Lender of such payment or disbursement, 2%. Each Issuing Lender shall notify Borrower and Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of an Issuing Lender to so notify Borrower or Administrative Agent shall not affect the rights of such Issuing Lender or the Lenders in any manner whatsoever.

(b)              Borrower’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Administrative Agent, the Issuing Lenders, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which an Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by Administrative Agent or any Lender (excluding any Lender in its capacity as an Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of Administrative Agent or any Lender to Borrower, or relieve Borrower of any of its obligations hereunder to any such Person.

2.3.4              Funding by Lenders to Issuing Lender. If any Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) Borrower has not reimbursed such Issuing Lender in full for such payment or disbursement by 10:00 A.M., Chicago time, on the date of such payment or disbursement, (b) a Revolving Loan may not be made in accordance with Section 2.3.2 or (c) any reimbursement received by such Issuing Lender from Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of Borrower or otherwise, each other Lender with a Revolving Commitment shall be obligated to pay to Administrative Agent for the account of such Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of Borrower under Section 2.3.3), and, upon notice from such Issuing Lender, Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to Administrative Agent in immediately available funds for the applicable Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to Administrative Agent for the applicable Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three (3) days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

2.4               Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.5               Certain Conditions. Except as otherwise provided in Section 2.3.4 of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and no Issuing Lender shall have any obligation to issue any Letter of Credit, if an Event of Default or Default exists.

2.6               Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

2.6.1              Fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 5.1;

2.6.2              If any Swing Line Loans or Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender then:

(a)               all or any part of the Defaulting Lender’s obligation to participate in Swing Line Loans and participate in Letters of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares as determined pursuant to clause (x) of the definition of “Pro Rata Share” but only to the extent (i) the sum of all non-Defaulting Lenders’ Revolving Outstandings plus such Defaulting Lender’s obligation to participate in Swing Line Loans and participate in Letters of Credit does not exceed the total of all non-Defaulting Lenders’ Commitments and (ii) the conditions set forth in Section 12.2 are satisfied at such time; and

(b)              if the reallocation described in clause (a) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Administrative Agent Cash Collateralize such Defaulting Lender’s obligation to participate in Swing Line Loans and participate in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (a) above) in accordance with the procedures set forth in Section 2.3.1 for so long as such obligation to participate in Letters of Credit is outstanding;

(c)              if Borrower Cash Collateralizes any portion of such Defaulting Lender’s obligation to participate in Letters of Credit pursuant to Section 2.6.2, Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 5.2 with respect to such Defaulting Lender’s obligation to participate in Letters of Credit during the period such Defaulting Lender’s obligation to participate in Letters of Credit is Cash Collateralized;

(d)              if the obligation to participate in Letters of Credit of the non-Defaulting Lenders is reallocated pursuant to Section 2.6.2, then the fees payable to the Lenders pursuant to Section 5.1 and Section 5.2 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares (as determined pursuant to clause (x) of the definition of “Pro Rata Share”); or

(e)              if any Defaulting Lender’s obligation to participate in Letters of Credit is neither Cash Collateralized nor reallocated pursuant to Section 2.6.2, then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 5.2 with respect to such Defaulting Lender’s obligation to participate in Letters of Credit shall be payable to the applicable Issuing Lender until such obligation to participate in Letters of Credit is Cash Collateralized and/or reallocated; and

2.6.3              So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with Section 2.6.2, and participating interests in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.6.2(a) (and Defaulting Lenders shall not participate therein).

2.6.4              In the event that Administrative Agent, Borrower, and the applicable Issuing Lender(s) and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the obligations to participate in Swing Line Loans and to participate in Letters of Credit of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share (as determined pursuant to clause (x) of the definition of “Pro Rata Share”).

2.6.5              Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 7.5 but excluding Section 8.7(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuer Lender(s) or Swing Line Lender hereunder, (iii) third, to the funding of any Revolving Loan or the funding or cash collateralization of any participating interest in any Swing Line Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent, (iv) fourth, if so determined by Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of draws under Letters of Credit with respect to which the Issuing Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 12.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all Lenders who have a Revolving Commitment that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

2.6.6              No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, consent or any other action the Lenders or the Required Lenders have taken or may take hereunder (including any consent to any amendment or waiver pursuant to Section 15.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each directly affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

2.7               Incremental Facility.

2.7.1              Incremental Commitment Increases. Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time prior to the Termination Date, to incur additional indebtedness under this Agreement in the form of an increase to the Revolving Commitment or the Term Loan (each, a “Facility Increase”) that, (a) all Revolving Loans made pursuant to any Facility Increase shall be deemed to be Revolving Loans for all purposes hereof except as otherwise provided in this Section 2.7 and the Term Loan made pursuant to any Facility Increase shall be deemed to be a Term Loan for all purposes hereof except as otherwise provided in this Section 2.7 and (b) for the avoidance of doubt, all Loans made pursuant to any Facility Increase will be held ratably, borrowed, repaid and otherwise treated as necessary to provide for pro rata borrowing and repayment with respect to other Loans made pursuant to this Agreement; provided that the aggregate principal amount of all additional Commitments that have been added pursuant to this Section 2.7 (whether or not still outstanding or in effect) shall not exceed $75,000,000 (“Incremental Increase Amount”).

2.7.2              Terms and Conditions. The following terms and conditions shall apply to any Facility Increase (i) no Default or Event of Default shall exist immediately prior to or after giving effect to such Facility Increase, and, after giving effect to such Facility Increase on a pro forma basis, the Borrower shall be in compliance with the financial covenants set forth herein based on the financial information most recently delivered to the Administrative Agent, (ii) the terms and documentation in respect of any Facility Increase shall be consistent with the Revolving Loans and the Term Loan, as applicable, (iii) any loans made pursuant to the Facility Increase shall be incurred by the Borrower and will be secured and guaranteed on a pari passu basis with the other obligations of the Borrower, (iv) any such Facility Increase shall have a maturity date on the Termination Date, (v) any Lenders providing such Facility Increase shall be entitled to the same voting rights as the existing Lenders, (vi) any such Facility Increase shall be in a minimum principal amount of (A) $5,000,000 and integral multiples of $5,000,000 in excess thereof, (vii) the proceeds of any such Facility Increase will be used for the purposes set forth herein, (viii) the Borrower shall execute a promissory note in favor of any new Lender or any existing Lender requesting a promissory note, as applicable, who provides a Facility Increase or whose Commitment is increased, as applicable, pursuant to this Section, (ix) the conditions to Extensions of Credit herein shall have been satisfied, (x) the Administrative Agent shall have received (A) an opinion or opinions (including, if reasonably requested by the Administrative Agent, local counsel opinions) of counsel for the Borrower, addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, (B) any authorizing corporate documents as the Administrative Agent may reasonably request and (C) if applicable, a duly executed Notice of Borrowing, and (xi) the Administrative Agent shall have received from a Responsible Officer of the Borrower updated financial projections and an officer’s certificate, in each case, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, (A) no Default or Event of Default shall exist immediately prior to or after giving effect to such Facility Increase, and (B) after giving effect to any such Facility Increase on a pro forma basis, the Borrower will be in compliance with the financial covenants set forth herein. Facility Increases shall be available to the Borrower notwithstanding any previous election by the Borrower to reduce the Revolving Committed Amount.

2.7.3              Facility Increase. In connection with the closing of any Facility Increase, the outstanding Loans and Participation Interests shall be reallocated by causing such fundings and repayments (and shall not be subject to any processing and/or recordation fees) among the Lenders (and the Borrower shall be responsible for any costs of the Administrative Agent arising hereunder resulting from such reallocation and repayments and for any payments owing under Section 15.5 of Loans as necessary such that, after giving effect to such Facility Increase, each Lender will hold Loans and Participation Interests based on its Pro Rata Share (after giving effect to such Facility Increase).

2.7.4              Participation. Existing Lenders may be offered the opportunity to provide any such Facility Increase, but each such Lender shall have no obligation to provide all or any portion of such Facility Increase. The Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed) to join this Agreement as Lenders hereunder for any portion of such Facility Increase; provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request.

2.7.5              Amendments. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Loan Document or any joinder agreements as may be necessary or advisable to incorporate the terms of any such Facility Increase.

2.8              Currency Matters. Principal, interest, reimbursement obligations, cash collateral for reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to Administrative Agent and Lenders shall be payable in Dollars and all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars.  For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted to the Dollar Equivalent on the date of calculation, comparison, measurement or determination.

SECTION 3	EVIDENCING OF LOANS.

3.1              Notes. At a Lender’s request, the Revolving Loans of such Lender shall be evidenced by a Note with appropriate insertions, payable to the order of such Lender in a face principal amount equal to such Lender’s Pro Rata Share of the Revolving Commitment and the Term Loans of such Lender shall be evidenced by a Note with appropriate insertions, payable to the order of such Lender in a face principal amount equal to such Lender’s Pro Rata Share of the Term Loan Commitment.

3.2              Recordkeeping. Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4	INTEREST.

4.1              Interest Rates. Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a)              at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

(b)              at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;

provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan shall be increased by 2% (the “Default Rate”) (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus 2%), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.4, such increase shall occur automatically. In no event shall interest payable by Borrower to any Lender hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.

4.2              Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan, upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3              Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by Administrative Agent, and notice thereof shall be given by Administrative Agent promptly to Borrower and each Lender. Each determination of the applicable LIBOR Rate by Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Administrative Agent shall, upon written request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the computations used by Administrative Agent in determining any applicable LIBOR Rate hereunder.

4.4              Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of (a) 360 days for interest calculated at the LIBOR Rate and (b) 365/366 days for interest calculated at the Base Rate. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5	FEES.

5.1              Non-Use Fee. Borrower agrees to pay to Administrative Agent for the account of each Lender (except as provided in Section 2.6) a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the unused amount of the Revolving Commitment. For purposes of calculating usage under this Section, the Revolving Commitment shall be deemed used to the extent of Revolving Outstandings. Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2              Letter of Credit Fees. (a) Except as provided in Section 2.6, Borrower agrees to pay to Administrative Agent for the account of each Lender (except as provided in Section 2.6) a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Required Lenders otherwise consent, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b)              In addition, with respect to each Letter of Credit, except as provided in Section 2.6, Borrower agrees to pay to any Issuing Lender, for its own account, (i) such fees and expenses as such Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) an L/C Fronting Fee.

5.3              Administrative Agent’s Fees. Borrower agrees to pay to Administrative Agent such agent’s fees as are mutually agreed to from time to time by Borrower and Administrative Agent including the fees set forth in the Agent Fee Letter.

SECTION 6	REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.

6.1              Reduction or Termination of the Revolving Commitment.

6.1.1              Voluntary Reduction or Termination of the Revolving Commitment. Borrower may from time to time on at least five (5) Business Days’ prior written notice received by Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings plus the outstanding amount of all Swing Line Loans. Except for any reduction of the Revolving Commitment in connection with a paydown of Swing Line Loans that are advanced by the Swing Line Lender at the end of each Business Day which will not be required to be paid down in aggregate minimum amounts or in integral multiples, any other reduction of the Revolving Commitment shall be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000. Concurrently with any reduction of the Revolving Commitment to zero, Borrower shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

6.1.2              Mandatory Reductions of Revolving Commitment. After the occurrence and during the continuance of an Event of Default, on the date of any Mandatory Prepayment Event, the Revolving Commitment shall be permanently reduced by an amount (if any) equal to the Designated Proceeds of such Mandatory Prepayment Event over the amount (if any) applied to prepay the Term Loan pursuant to Section 6.2.2.

6.1.3              All Reductions of the Revolving Commitment. All reductions of the Revolving Commitment shall reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares.

6.2          Prepayments.

6.2.1                Voluntary Prepayments. Borrower may from time to time prepay the Loans in whole or in part without premium or penalty (but subject to payment of costs associated with breakfunding on LIBOR Loans as set forth below); provided that Borrower shall give Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 10:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $5,000,000 or a higher integral multiple of $1,000,000. Borrower may not prepay LIBOR Loans prior to the last day of the applicable Interest Period without payment of usual and customary breakage costs and the required minimum amount of the Commitment must remain outstanding after prepayment,

6.2.2                 Mandatory Prepayments.

(a)          Borrower shall prepay the Term Loan until paid in full upon the occurrence of any of the following (each, a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):

(i)              Net Cash Proceeds of Asset Dispositions. The Borrower shall prepay the Term Loan in an amount equal to 100% of the Net Cash Proceeds if the Borrower or any Loan Party shall at any time or from time to time make an Asset Disposition with respect to any property that, pursuant to Section 11.8, results in a requirement to prepay the Term Loan; provided that in the case of any such Asset Disposition, so long as no Default or Event of Default then exists or would result therefrom, if the Borrower states in its notice of such event that the Borrower or the relevant other Loan Party intends to reinvest, within 180 days of the applicable Asset Disposition, (i) the Net Cash Proceeds thereof, in the event that the assets subject to such Asset Disposition constituted Collateral, in property, all or substantially all (as determined by the Collateral Agent) of which property is purchased with such Net Cash Proceeds shall be made subject to the Lien of the applicable Loan Documents in favor of the Collateral Agent or (ii) the Net Cash Proceeds thereof, in the event that the assets subject to such Asset Disposition did not constitute Collateral, in assets similar to the assets which were subject to such Asset Disposition or in property which is otherwise used or useful in the business of the Borrower and the other Loan Parties and, in each case, such property is located within the United States, then the Borrower shall not be required to prepay the Term Loan in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such assets or property within such 180 day period or committed to be reinvested within 90 days thereafter. Promptly after the end of such 180 day period (or such 90 day period, if applicable), the Borrower shall notify the Administrative Agent as to whether the Borrower or such other Loan Party has reinvested such Net Cash Proceeds in such similar assets or property, and, to the extent such Net Cash Proceeds have not been so reinvested, the Borrower shall prepay the Term Loan in an amount equal to 100% of the Net Cash Proceeds. If the Administrative Agent or the Collateral Agent so request, all proceeds of such Asset Disposition shall be deposited with the Collateral Agent (or its agent) and held by it as Collateral.

(ii)             Net Cash Proceeds of Issuance of Capital Securities. The Borrower shall prepay the Term Loan in an amount equal to (A) 100% of the Net Cash Proceeds from any issuance of Capital Securities of any Loan Party (excluding (x) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program and (y) any issuance by a Subsidiary to the Borrower or another Loan Party) if a Default or Event of Default then exists; and (B) if no Default or Event of Default exists, 75% of the Net Cash Proceeds from the Secondary Offering (such amount, the “Secondary Offering Prepayment Amount”). The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Loan Parties for any breach of the terms of this Agreement or the other Loan Documents.

(iii)            Net Cash Proceeds of Incurrence of Debt. The Borrower shall prepay the Term Loan in an amount equal to 100% of the Net Cash Proceeds if, after the Closing Date, the Borrower or any Subsidiary shall issue any Debt of any Loan Party (excluding Debt permitted by Section 11.1 hereof) if a Default or Event of Default then exists or would result therefrom. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Loan Parties for any breach of Section 11.1 hereof or any other terms of the Loan Documents.

(b)          If on any day on which the Revolving Commitment is reduced pursuant to Section 6.1 of this Agreement, the Revolving Outstandings plus the outstanding amount of the Swing Line Loans exceeds the Revolving Commitment, Borrower shall immediately first prepay outstanding Revolving Loans and second Cash Collateralize the outstanding Letters of Credit, in an aggregate amount sufficient to eliminate such excess.

6.3          Manner of Prepayments.

6.3.1                 All Prepayments. Each voluntary partial prepayment shall be in a principal amount of $5,000,000 or a higher integral multiple of $1,000,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.

6.3.2                 Application of Prepayments. All prepayments of the Term Loan shall be applied in inverse order of maturity against scheduled amortization, except that if no Default or Event of Default exists hereunder, the Borrower, by notice to the Administrative Agent at the time of such prepayment, may elect to have the Administrative Agent apply the Secondary Offering Prepayment Amount first to reduce the outstanding principal balance of the Revolving Loans (without a corresponding reduction in the Revolving Loan Commitment) before applying any remaining balance of the Secondary Offering Prepayment Amount to the prepayment of the Term Loans.

6.4          Repayments.

6.4.1                 Revolving Loans. The Revolving Loans of each Lender along with any accrued and unpaid interest shall be paid in full and the Revolving Commitment shall terminate on the Termination Date.

6.4.2                 Term Loan. The outstanding principal of the Term Loan shall be paid in quarterly principal payments with the first principal payment due on March 31, 2021. The amount of each quarterly payment shall be $7,406,250. Unless sooner paid in full, the outstanding principal balance of the Term Loan and any accrued and unpaid interest shall be paid in full on the Termination Date.

SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1          Making of Payments. All payments of principal or interest on the Note(s), and of all fees, shall be made by Borrower to Administrative Agent in immediately available funds at the office specified by Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by Administrative Agent on the following Business Day. Subject to Section 2.6, Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by Borrower directly to the Lender entitled thereto without setoff, counterclaim or other defense.

7.2         Application of Certain Payments. So long as no Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of a Default or an Event of Default, all amounts collected or received by Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied as Administrative Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment, Administrative Agent shall advise such Lender as to the application of such payment.

7.3          Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4          Setoff. Borrower, for itself and each other Loan Party, agrees that Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower, for itself and each other Loan Party, agrees that at any time any Event of Default exists, Administrative Agent and each Lender may apply to the payment of any Obligations of Borrower and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower and each other Loan Party then or thereafter with Administrative Agent or such Lender.

7.5          Proration of Payments. Except as provided in Section 2.6, if any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of (a) principal of or interest on any Loan (but excluding (i) any payment pursuant to Section 8 or 15.6 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6          Taxes.

(a)          All payments made by Borrower hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by Borrower free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b)         If Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, Borrower shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent Borrower withholds any Taxes on payments hereunder or under any Loan Document, Borrower shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to Administrative Agent within thirty (30) days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c)          If any Lender or Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, Borrower will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender or Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

(d)          (i)     To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to Borrower and Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to Borrower and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan.

(ii)          Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respect as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to Borrower and Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Administrative Agent’s exemption from United States backup withholding tax.

(iii)         Borrower shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(d).

(iv)         Each Lender agrees to indemnify Administrative Agent and hold Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by Borrower pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date Administrative Agent makes written demand therefor.

SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

8.1         Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrower shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

(b)         If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrower shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

8.2         Effect of Benchmark Transition Event.

(a)         Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election (each, as defined below), as applicable, Administrative Agent (without, except as specifically provided in the two following sentences, any action or consent by any other party to this Agreement) may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement (as defined below). Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Chicago time) on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all Lenders and Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Borrower and Lenders comprising Required Lenders have delivered to Administrative Agent written notice that Borrower and such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.

(b)         Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)          Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or Lenders pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event.”

(d)         Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower will be deemed to have converted any pending request for a LIBOR Loan, and any conversion to or continuation of any LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period into a request for a borrowing of or conversion to Base Rate Loans.

(e)         Certain Defined Terms. As used in this Section titled “Effect of Benchmark Transition Event”:

Benchmark Replacement means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Administrative Agent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

Benchmark Replacement Adjustment means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

Benchmark Replacement Conforming Changes means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

Benchmark Replacement Date means the earlier to occur of the following events with respect to the LIBOR Rate:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

Benchmark Transition Event means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(1)	a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

Benchmark Transition Start Date means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Administrative Agent or Required Lenders, as applicable, by notice to Borrower, Administrative Agent (in the case of such notice by Required Lenders) and Lenders.

Benchmark Unavailability Period means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to the Section titled “Effect of Benchmark Transition Event.”

Early Opt-in Election means the occurrence of:

(1) (i) a determination by Administrative Agent or (ii) a notification by Required Lenders to Administrative Agent (with a copy to Borrower) that Required Lenders have determined, that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event,” are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(2) (i) the election by Administrative Agent or (ii) the election by Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Administrative Agent of written notice of such election to Borrower and Lenders or by Required Lenders of written notice of such election to Administrative Agent.

Federal Reserve Bank of New York’s Website means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

Relevant Governmental Body means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

SOFR with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

Term SOFR means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

Unadjusted Benchmark Replacement means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

8.3         Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4         Funding Losses. Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to Administrative Agent), Borrower will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of Borrower to borrow, prepay, convert or continue any Loan on a date specified therefor in a notice of borrowing, prepayment, conversion or continuation pursuant to this Agreement. For this purpose, all notices to Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5         Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6         Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

8.7         Mitigation of Circumstances; Replacement of Lenders. (a) Each Lender shall promptly notify Borrower and Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Sections 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Sections 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrower and Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b)         If Borrower becomes obligated to pay additional amounts to any Lender pursuant to Sections 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Sections 8.2 or 8.3, or any Lender becomes a Defaulting Lender, Borrower may designate another bank which is acceptable to Administrative Agent and the Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

8.8         Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Sections 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Note(s), expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9	REPRESENTATIONS AND WARRANTIES.

To induce Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and participate in Letters of Credit hereunder and the Issuing Lenders to issue Letters of Credit hereunder, Borrower represents and warrants to Administrative Agent and the Lenders that:

9.1          Organization.

9.1.1                 Valid Existence. Each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization.

9.1.2                 Due Qualification. Each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

9.2          Authorization; No Conflict.

9.2.1                 Power and Authority. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, Borrower is duly authorized and has full power and authority to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not conflict with the charter, by-laws or other organizational documents of any Loan Party.

9.2.2                 No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, or (ii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of Administrative Agent created pursuant to the Collateral Documents).

9.3         Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party has been duly and validly executed and delivered by or on behalf of such Loan Party and is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4         Financial Condition. The audited consolidated financial statements of Borrower and the Subsidiaries as at Borrower’s Fiscal Year End, 2019 and the unaudited consolidated financial statements of Borrower and the Subsidiaries as at September 30, 2020, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP and present fairly the consolidated financial condition of Borrower and the Subsidiaries as at such date and the results of their operations for the period then ended.

9.5         No Material Adverse Change. Since Borrower’s Fiscal Year End, 2019 there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole. Since the date of the Merger Agreement (December 14, 2020) to the date hereof, there has been no Target Material Adverse Effect.

9.6         Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to Borrower’s knowledge, threatened against any Loan Party which could reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, no Loan Party has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 11.1.

9.7         Ownership of Properties; Liens. Each Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings evidencing Permitted Liens and filings for which termination statements have been delivered to Administrative Agent.

9.8          Equity Ownership; Subsidiaries. All issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Administrative Agent, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Capital Securities of each Loan Party as of the Closing Date. All of the issued and outstanding Capital Securities of Borrower are owned as set forth on Schedule 9.8 as of the Closing Date, and all of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary is, directly or indirectly, owned by Borrower. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party.

9.9          Pension Plans. (a) The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans. Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of Borrower, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Borrower or any other member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither Borrower nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(b)          Except as disclosed in the Borrower’s 10K or 10Q and as set forth on Schedule 9.9(b), all contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither Borrower nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither Borrower nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10        Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11       Compliance with Laws. To Borrower’s knowledge, each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.12       Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.13       Taxes. Each Loan Party has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

9.14       Solvency, etc.

9.14.1             Closing Date. On the Closing Date, and after giving effect to the consummation of the Merger and the making of the Merger Revolving Loans and the Merger Term Loans, with respect to the Loan Parties, on a Consolidated basis, (a) the present fair salable value of their assets is greater than the amount of their liabilities (including subordinated, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair salable value of their assets is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities as such debts and liabilities become absolute and matured; (c) they are able to pay all debts and liabilities (including subordinated, contingent and un-liquidated liabilities) as such debts and liabilities become absolute and matured; and (d) they do not have unreasonably small capital with which to conduct the business as contemplated on the Closing Date and proposed to be conducted following the Closing Date.

9.14.2             After the Closing Date. After the Closing Date, immediately prior to and after giving effect to the issuance of each Letter of Credit, each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

9.15       Environmental Matters. To Borrower’s knowledge, the on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. To Borrower’s knowledge, there are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.

9.16       Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, deductibles, self-insured retention, and a description in reasonable detail of any fronting arrangement or other risk assumption arrangement involving any Loan Party). Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles/self-insured retentions and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.

9.17       Real Property. Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party. Upon the request of the Administrative Agent, in the case of leased property, the Borrower shall promptly provide to the Administrative Agent the name and mailing address of the lessor of such property.

9.18       Information. All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Administrative Agent and the Lenders that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.19       Intellectual Property. Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

9.20       Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

9.21       Labor Matters. Except as set forth on Schedule 9.21, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are in substantial compliance with the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

9.22       Anti-Terrorism Laws. (a) No Loan Party (and, to the knowledge of each Loan Party, no joint venture or subsidiary thereof) is in violation in any material respects of any United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the Patriot Act.

(b)         No Loan Party (and, to the knowledge of each Loan Party, no joint venture or subsidiary thereof) (i) is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (ii) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (iii) commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order or (iv) is named as a “specially designated national and blocked person” in the most current list published by OFAC.

(c)          No Loan Party (and, to the knowledge of each Loan Party, no joint venture or Affiliate thereof) (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (b)(i) through (b)(iv) above, (ii) deals in, or otherwise engages in any transactions relating to, any property or interests in property blocked pursuant to the Anti-Terrorism Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

9.23       No Default. No Default or Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

9.24       Merger.

(a)      Borrower has heretofore furnished the Administrative Agent a true and correct copy of the Merger Documents.

(b)      Each Loan Party and, to the Borrower’s knowledge, each other party to the Merger Documents, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Merger Documents Agreements and the consummation of transactions contemplated thereby.

(c)      The Merger complies with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, member, partner and other material consents, approvals and exemptions required to be obtained by the Loan Parties and, to the Borrower’s knowledge, each other party to the Merger Documents in connection with the Merger, was prior to consummation of the Merger, duly obtained and will be in full force and effect.

(d)     The execution and delivery of the Merger Documents and the consummation of the Merger did not violate any statute or regulation of the United States or of any state or other applicable jurisdiction, or any order, judgment or decree of any governmental authority binding on any Loan Party or, to the Borrower’s knowledge, any other party to the Merger Documents, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Loan Party is a party or by which any Loan Party is bound or, to the Borrower’s knowledge, to which any other party to the Merger Documents is a party or by which any such party is bound.

(e)      No statement or representation made in the Merger Documents by any Loan Party or, to the Borrower’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

9.25       OFAC. Borrower and each Subsidiary is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. Neither Borrower nor any Subsidiary or Affiliate of Borrower (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

9.26        Patriot Act. Borrower, each of the Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

9.27        Subordinated Debt. The subordination provisions of the Subordinated Debt are enforceable against the holders of the Subordinated Debt by Administrative Agent and the Lenders. All Obligations constitute Senior Debt entitled to the benefits of the subordination provisions contained in the Subordinated Debt. Borrower acknowledges that Administrative Agent and each Lender are entering into this Agreement and are extending the Commitments and making the Loans in reliance upon this Section 9.27.

SECTION 10	AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1       Reports, Certificates and Other Information. The Borrower shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Administrative Agent and each Lender such information regarding the business affairs, operations and financial condition of the Borrower, including:

10.1.1        Financial Statements.

(a)      promptly when available, and in any event, (i) within ninety (90) days after the close of each of its fiscal years, a copy of the annual audited consolidated financial statements of the Borrower and the Subsidiaries, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended, work in process reports, accounts receivable agings, accounts payable agings (if available), summary of litigation and claims, as the Administrative Agent may request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent auditor of recognized standing, selected by the Borrower and reasonably acceptable to the Administrative Agent; and (ii) within ninety (90) days after the close of each of its fiscal years, financial forecasts, budgets and updates thereto and such other information (including nonfinancial information) as the Administrative Agent may request, in reasonable detail.

(b)      promptly when available, and in any event, within forty-five (45) days following the end of each of the first three fiscal quarters and within ninety (90) days following the end of the fourth fiscal quarter, a copy of the management prepared consolidated financial statements of the Borrower and the Subsidiaries regarding such fiscal quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal quarter then ended, work in process reports, accounts receivable aging reports, accounts payable aging reports, summary of litigation and claims and such other information (including nonfinancial information) as the Administrative Agent may request, in reasonable detail, prepared and certified as true and correct by the Borrower’s treasurer or chief financial officer.

The Borrower represents and warrants to the Administrative Agent and each Lender that the financial statements delivered to the Administrative Agent and each Lender at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrower. The Administrative Agent shall have the right at all times during business hours to inspect the books and records of the Borrower and make extracts therefrom.

10.1.2        Guarantor Financial Information. The Borrower shall furnish, or cause to be furnished, to the Administrative Agent and each Lender such information regarding the business affairs, operations and financial condition of each Guarantor. The Borrower represents and warrants to the Administrative Agent and each Lender that (i) each Guarantor shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and (ii) the Administrative Agent shall have the right at all times during business hours to inspect the books and records of each Guarantor and make extracts therefrom. If the Borrower ceases to be publicly traded, then the Borrower agrees to advise the Administrative Agent immediately of any development, condition or event that may have a Material Adverse Effect on each Guarantor.

10.1.3        Supplemental Financial Statements. The Borrower shall immediately upon receipt thereof, provide to the Administrative Agent and each Lender copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower.

10.1.4        Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1(a) and each set of quarterly statements pursuant to Section 10.1.1(b), a duly completed Compliance Certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of Borrower, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 11.14 and to the effect that such officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it; (ii) a written statement of Borrower’s management setting forth a discussion of Borrower’s financial condition, changes in financial condition and results of operations; and (iii) a list of Immaterial Subsidiaries of the Borrower, including the Subsidiary Tangible Net Worth of (a) each Immaterial Subsidiary taken as a whole, in each case, determined as of the measurement date of the Compliance Certificate.

10.1.5        Reports to the SEC and to Shareholders. Unless available on-line to the public, promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

10.1.6        Notice of Default, Litigation and ERISA Matters. Within five (5) Business Days of becoming aware of any of the following, written notice describing the same and the steps being taken by Borrower or the Subsidiary affected thereby with respect thereto:

(a)          the occurrence of a Default or an Event of Default;

(b)          if reasonably expected to have a Material Adverse Effect, any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to the Lenders which has been instituted or, to the knowledge of Borrower, is threatened against any Loan Party or to which any of the properties of any thereof is subject;

(c)          the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of Borrower with respect to any post-retirement welfare benefit plan or other employee benefit plan of Borrower or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d)          any non-renewal cancellation or material change in any insurance maintained by any Loan Party; or

(e)          if reasonably expected to have a Material Adverse Effect, any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation).

10.1.7        Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Borrower by independent auditors in connection with each annual or interim audit made by such auditors of the books of Borrower.

10.1.8        Projections. As soon as practicable, and in any event not later than ninety (90) days after the commencement of each Fiscal Year, financial projections for Borrower and the Subsidiaries for such Fiscal Year prepared in a manner consistent with the projections delivered by Borrower to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to Administrative Agent, accompanied by a certificate of a Senior Officer of Borrower on behalf of Borrower to the effect that (a) such projections were prepared by Borrower in good faith, (b) Borrower has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

10.1.9        Subordinated Debt Notices. Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.

10.1.10       RESERVED.

10.1.11      Other Information. Promptly from time to time, such other information (including, without limitation, business or financial data, reports, appraisals and projections) concerning the Loan Parties, their properties or business, as any Lender or Administrative Agent may reasonably request.

10.2       Books, Records and Inspections. Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, any Lender or Administrative Agent or any representative thereof to inspect the properties and operations of the Loan Parties; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, Administrative Agent and its representatives to inspect the Inventory and other tangible assets of the Loan Parties, to perform appraisals of the equipment of the Loan Parties, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other collateral. All such inspections or audits by Administrative Agent shall be at Borrower’s expense.

10.3       Maintenance of Property; Insurance. (a) Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted.

(b)         Maintain, and cause each other Loan Party to maintain self insurance or insurance with responsible insurance companies, with such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.16 and shall have insured amounts no less than, and deductibles or self-insured retentions no higher than, as are customarily maintained by companies similarly situated; and, upon request of Administrative Agent or any Lender, furnish to Administrative Agent or such Lender original or electronic copies of policies evidencing such insurance if then available, or if not then available, within three (3) Business Days of the date such policies become available to Borrower, and a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties. Borrower shall cause each issuer of an insurance policy to provide Administrative Agent with an endorsement (i) showing Administrative Agent as loss payee with respect to each policy of property or casualty insurance and naming Collateral Agent as an additional insured, where permissible, with respect to each policy of liability insurance, (ii) providing that thirty (30) days’ notice will be given to Collateral Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to Administrative Agent. Borrower shall execute and deliver to Administrative Agent a collateral assignment, in form and substance satisfactory to Administrative Agent, of each business interruption insurance policy maintained by Borrower.

(c)         Maintain flood insurance on all mortgaged property that is in a special flood hazard zone from such providers, on such terms and in such amounts as required by the Flood Disaster Protection Act, as amended from time to time, or as otherwise required by the Lenders. Additionally, no mortgage will be signed with respect to any real property unless each Lender has received and approved a life of loan flood zone determination with respect to the applicable real property and, if applicable, a borrower notice and flood insurance in compliance with all applicable Laws.

(d)          UNLESS BORROWER PROVIDES ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, AND IN THE EVENT BORROWER FAILS TO PURCHASE FURTHER OR OTHER INSURANCE AS REASONABLY REQUIRED BY ADMINISTRATIVE AGENT TO BE IN COMPLIANCE WITH THE INSURANCE COVERAGE REQUIREMENTS OF THIS AGREEMENT, ADMINISTRATIVE AGENT MAY PURCHASE INSURANCE AT BORROWER’S EXPENSE TO PROTECT ADMINISTRATIVE AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY’S INTERESTS. THE COVERAGE THAT ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY IN CONNECTION WITH THE COLLATERAL. BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING ADMINISTRATIVE AGENT WITH EVIDENCE THAT BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE LOAN PARTIES MAY BE ABLE TO OBTAIN ON THEIR OWN.

10.4        Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.

10.5       Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 11.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

10.6       Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, solely for working capital purposes, Capital Expenditures, to finance the Merger, to refinance existing indebtedness, and for general corporate purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.7        Employee Benefit Plans.

(a)          Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b)         Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c)         Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

10.8        Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, Borrower shall, or shall cause the applicable Loan Party to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, Borrower shall, and shall cause each other Loan Party to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, Borrower shall, and shall cause the Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

10.9        Further Assurances.

(a)          Take, and cause each other Loan Party to take, such actions as are necessary or as Administrative Agent or the Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by a first priority perfected Lien in favor of Collateral Agent (subject to Permitted Liens) on certain of the assets of Borrower and each Loan Party and guaranteed by each Loan Party, in each case as Administrative Agent may determine. It is the intent of the parties that all obligations of the Loan Parties under the Loan Documents shall be guaranteed by (i) each Subsidiary (other than an Immaterial Subsidiary), whether now existing or hereafter acquired or created, and (ii) each Subsidiary that ceases to be an Immaterial Subsidiary, and shall be, to the extent set forth in the Collateral Documents, secured by substantially all the property and assets of each of the Loan Parties, whether now existing or hereafter acquired, including, without limitation, securities accounts, accounts, chattel paper, instruments, deposit accounts, investment property, documents, contracts, letter-of-credit rights, general intangibles, equipment, inventory, permits, patents, trademarks, copyrights, trade names, service marks, Capital Securities issued by the Borrower’s Subsidiaries or other Persons and other properties acquired after the date hereof, to the extent required by the Collateral Documents.

(b)         At the Borrower’s expense, the Borrower shall execute and deliver (and, where applicable, authorize the filing of), and shall cause the other Loan Parties to execute and deliver (and, where applicable, authorize the filing of), any and all financing statements, continuation statements and amendments and other instruments, agreements or other documents, and take all action (including, without limitation, filing all Uniform Commercial Code financing statements, continuation statements and amendments, filing or recording mortgages and deeds of trust and filing assignments or other documents customarily filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office) that may be required under applicable law, or that the Lenders or the Collateral Agent may reasonably request in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests and Liens created or purported to be created by the Collateral Documents or in order to effectuate the intent of the parties set forth in clause (a) of this Section 10.9.

(c)         At the Borrower’s expense, the Borrower shall: (a) (x) cause each subsequently acquired or organized Subsidiary (other than an Immaterial Subsidiary) and cause each Subsidiary that ceases to be an Immaterial Subsidiary, within thirty (30) days after such acquisition or organization or cessation of Immaterial Subsidiary status, concurrently therewith, to execute and deliver (1) a joinder to the Guaranty and Collateral Agreement (in the form contemplated thereby), pursuant to which such Subsidiary shall become a Guarantor and shall agree to be bound by the terms and provisions thereof, (2) an opinion of counsel reasonably satisfactory to the Lenders covering such matters relating to such Subsidiary as the Lenders may reasonably request, (3) certificates in form and substance substantially similar to the certificates described in Section 12.1.2, and (4) each Collateral Document that the Lenders or the Collateral Agent may request in order to grant the Collateral Agent a valid, first priority perfected pledge or security interest in, to the extent required by the Collateral Documents, substantially all of the assets and properties of such Subsidiary, including without limitation, any outstanding Capital Securities of any other Subsidiary or other Person which may be held by such Subsidiary; (b) deliver or cause such Subsidiary to deliver to the Collateral Agent all certificates, stock powers and other documents required by the Collateral Documents executed by such Subsidiary, or take or cause such Subsidiary to take such other actions, all as may be necessary to provide the Collateral Agent with a first priority perfected pledge of and security interest in all outstanding Capital Securities owned or held by such Subsidiary, to the extent so required by the Collateral Documents; provided, that nothing in this clause (c) shall in any way limit or modify the right of the Lenders to enforce the provisions of Section 11. For the avoidance of doubt, a Subsidiary shall cease to be an Immaterial Subsidiary if: (i) the Subsidiary Tangible Net Worth of such Immaterial Subsidiary as of the date of the most recent financial statements delivered pursuant to Section 10.1.1, exceeds $4,000,000 at any time, or (ii) the Subsidiary Tangible Net Worth of all Immaterial Subsidiaries collectively as of the date of the most recent financial statements delivered pursuant to Section 10.1.1, exceeds ten percent (10%) of the Tangible Net Worth of the Borrower and the Subsidiaries at any time; in such case, the last acquired Immaterial Subsidiary that causes the Subsidiary Tangible Net Worth of all Immaterial Subsidiaries collectively as of the date of the most recent financial statements delivered pursuant to Section 10.1.1to exceed ten percent (10%) of the Tangible Net Worth of the Borrower and the Subsidiaries shall cease to be an Immaterial Subsidiary and any Subsidiaries acquired thereafter shall not be treated as Immaterial Subsidiaries for so long as the Subsidiary Tangible Net Worth of all Immaterial Subsidiaries collectively as of the date of the most recent financial statements delivered pursuant to Section 10.1.1 exceeds ten percent (10%) of the Tangible Net Worth of the Borrower and the Subsidiaries.

(d)         Any security interests and Liens described in this Section 10.9 shall be created under the Collateral Documents and other security agreements, pledge agreements, assignments and other instruments, agreements and other documents in form, scope and substance reasonably satisfactory to the Lenders and to the Collateral Agent, and at the Borrower’s expense, the Borrower will deliver or cause to be delivered to the Collateral Agent all such instruments, agreements and other documents, including, without limitation, legal opinions, landlord and warehousemen Lien waivers and lien searches, as the Lenders or the Collateral Agent shall reasonably request to evidence compliance with this Section 10.9.

10.10     Deposit Accounts. Unless Administrative Agent otherwise consents in writing, in order to facilitate Administrative Agent’s and the Lenders’ maintenance and monitoring of their security interests in the collateral, maintain all of their principal deposit accounts with Lenders. In the event that Borrower maintains a deposit account with a Lender other than the Administrative Agent with an amount on deposit in excess of $5,000,000 in the aggregate, such Lender and the Borrower shall promptly deliver a deposit account control agreement, in form and substance satisfactory to the Administrative Agent, to the Administrative Agent in its capacity as Collateral Agent.

10.11      RESERVED.

10.12      Permissible Payments. So long as there is pro forma compliance with the financial covenants contained in Section 11.14 hereof and so long as there is no Default or Event of Default that would result therefrom, the Borrower may (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Debt, (e) set aside funds for any of the foregoing, (f) may make regularly scheduled payments of interest and principal in respect of Subordinated Debt to the extent permitted under the subordination provisions thereof and, (g) pay any Earn-Outs; provided that, for purposes of clarification, Subsidiaries of the Borrower shall at all times be permitted to make dividends or distributions to any of the Loan Parties.

10.13     Other Agreements. In the event that the Borrower shall, directly or indirectly, enter into, or otherwise consent to any agreement or instrument which includes financial covenants not included in this Agreement or any other more favorable terms (including without limitation events of default), or covenants that are more restrictive as to the Borrower than those contained in this Agreement, this Agreement shall be deemed to be amended to include such additional or more restrictive covenants or terms so long as such additional or more restrictive covenants or terms remain in effect under the other agreement or instrument.

10.14      Ongoing Compliance with Rules and Regulations. Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation. The Borrower shall further represent, as of the date of any event that triggers the delivery of a Beneficial Ownership Certification, that the information contained in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

SECTION 11	NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated or Cash Collateralized, Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

11.1       Debt. Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a)          Obligations under this Agreement and the other Loan Documents;

(b)         Debt secured by Liens permitted by Section 11.2(d) and extensions, renewals and refinancings thereof subject to pro forma compliance with the financial covenants set forth in Section 11.14 herein;

(c)          Debt of Borrower to any Guarantor or Debt of any Guarantor to Borrower or another Guarantor;

(d)          Subordinated Debt provided that (i) Borrower is in pro forma compliance with the financial covenants set forth in Section 11.14 herein including pro forma compliance with the Fixed Charge Coverage Ratio; (ii) the aggregate amount of Subordinated Debt shall not exceed 0.5x Pro Forma EBITDA when such Subordinated Debt is, or is to be, issued; and (iii) Borrower uses a Subordination Agreement substantially in the form attached hereto as Exhibit F;

(e)          Hedging Obligations approved by Administrative Agent and incurred in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(f)          Debt described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(g)         Contingent Liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions and purchasers in connection with dispositions permitted under Section 11.8; and

(h)         Other unsecured Debt subject to pro forma compliance with the financial covenants set forth in Section 11.14 herein.

11.2        Liens. Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)          Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(b)          Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(c)          Liens described on Schedule 11.2 as of the Closing Date and the replacement, extension or renewal thereof;

(d)          subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens on equipment or real property;

(e)          attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $3,000,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)           easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party; and

(g)          Liens arising under the Loan Documents.

11.3       RESERVED.

11.4       RESERVED.

11.5       Mergers, Consolidations. Not, and not permit any other Loan Party to be a party to any merger or consolidation except (a)(x) any Subsidiary may merge or consolidate with or into, or transfer its assets to, any Guarantor; provided that in any such merger or consolidation, the continuing or surviving Person is such Guarantor and (y) any Subsidiary may merge or consolidate with or into, or transfer its assets to, the Borrower; provided that in any such merger or consolidation, the continuing or surviving Person is the Borrower;

(b)         other than as set forth in clause (a), the Borrower may merge or consolidate with or into any Person (other than any of the Subsidiaries); provided that in any such merger or consolidation, the continuing or surviving Person is the Borrower and such merger or consolidation is otherwise in compliance with Section 11.11 and the requirements of a Permitted Acquisition; and

(c)         subject to the satisfaction (or waiver) of the conditions set forth in Section 12.1.1, the Merger.

11.6       Modification of Organizational Documents. Not permit the charter, by-laws or other organizational documents of any Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders; not change, or allow any Loan Party to change, its state of formation or its organizational form in any way which could reasonably be expected to have a Material Adverse Effect on the interests of the Lenders.

11.7       Transactions with Affiliates. Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

11.8       Asset Disposition. Not, and not permit any other Loan Party to, sell, lease, transfer, or otherwise dispose of any assets of the Borrower or any other Loan Party except (a) transfers of assets to any of the Loan Parties, (b) Asset Dispositions of Inventory of any of the Loan Parties and Fixed Assets of any of the Loan Parties (in each case subject to clause (d) of this Section 11.8) sold in the ordinary course of business, (c) obsolete or worn out equipment and (d) subject to the following sentence, Asset Dispositions to the extent the aggregate Net Cash Proceeds of such Asset Dispositions does not exceed, in any such Fiscal Year, 20% of the Tangible Assets of the Borrower and the other Loan Parties, as of the end of the immediately preceding Fiscal Year, and to the extent 100% of the consideration for such Asset Dispositions is in cash; provided that, to the extent otherwise meeting the requirements of this clause (d): (1) Net Cash Proceeds from Asset Dispositions which in the event that the assets subject to such Asset Disposition constituted Collateral, such Net Cash Proceeds are reinvested in property, all or substantially all (as determined by the Collateral Agent) of which such property shall be made subject to the Lien of the applicable Collateral Documents in favor of the Collateral Agent or (2) in the event that the assets subject to such Asset Disposition did not constitute Collateral, such Net Cash Proceeds are reinvested in assets similar to the assets which were subject to such Asset Disposition or in property which is otherwise used or useful in the business of the Borrower and the other Loan Parties, and in each case, such property is located within the United States; provided further that, to the extent actually reinvested in such assets or property within the 180-day period after the applicable Asset Disposition or committed to be reinvested within ninety (90) days after the end of such period, such Net Cash Proceeds will be excluded from the calculation of aggregate Net Cash Proceeds in such Fiscal Year. If the net sales proceeds of any asset sales, including the sale of any business, Subsidiary or investment, for any Fiscal Year are greater than 20% of Consolidated Tangible Assets of the Borrower and the Loan Parties, the Borrower shall be required to make prepayments of the Term Loan in accordance with Section 6.2.2 and the Revolving Commitment shall be reduced as set forth in Section 6.1.2. Notwithstanding the foregoing, on terms and conditions acceptable to Administrative Agent and Required Lenders, Borrower may, at any one time, sell its accounts receivable up to an aggregate amount of $65,000,000.

11.9        Inconsistent Agreements. Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to Administrative Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or pay any Debt owed to Borrower or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (C) customary provisions in leases and other contracts restricting the assignment thereof.

11.10      Business Activities. Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.

11.11      Investments. Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:

(a)          Investments in the form of contributions by any Loan Party in respect of the Capital Securities of any Guarantor, or as set forth on Schedule 11.1, Investments in existence on the date hereof in the form of contributions by any Loan Party in respect of the Capital Securities of any other Subsidiary; Investments constituting Debt permitted by Section 11.1;

(b)         Contingent Liabilities constituting Debt permitted by Section 11.1;

(c)         Cash Equivalent Investments;

(d)         Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;

(e)          to the extent not otherwise permitted hereunder, Investments listed on Schedule 11.11 as of the Closing Date;

(g)          to the extent not otherwise permitted hereunder, Investments in Joint Ventures (other than Construction Partnerships) not exceeding $50,000,000 in aggregate;

(h)          Investments in the form of Permitted Acquisitions; provided that all such Investments in Foreign Subsidiaries shall at no time exceed $20,000,000; and

(i)           subject to the satisfaction (or waiver) of the conditions set forth in Section 12.1, the Merger.

provided that any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.

11.12     Restriction of Amendments to Certain Documents. Not, and not permit any other Loan Party to, amend or otherwise modify, or waive any rights under any provisions of any Subordinated Debt.

11.13      Fiscal Year. Not, and not permit any other Loan Party to, change its Fiscal Year.

11.14      Financial Covenants.

11.14.1       Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for the Borrower and the Subsidiaries for any Computation Period, calculated at the end of each Fiscal Quarter, commencing with the Computation Period ending December 31, 2020 to be less than 1.25x.

11.14.2      Senior Debt to EBITDA Ratio.

(i)       Subject to Subsection (ii) of this Section 11.14.2, not permit the Senior Debt to EBITDA Ratio for the Borrower and the Subsidiaries as of the last day of any Computation Period, calculated at the end of each Fiscal Quarter, to exceed 3.00x.

(ii)      (a) At the request of the Borrower and subject to the conditions set forth in paragraph (b) of this Subsection (ii) of Section 11.14.2, not permit the Senior Debt to EBITDA Ratio to exceed 3.50 to 1.00 as of the last day of the Fiscal Quarter in which a Permitted Acquisition or the Merger is consummated, and 3.50 to 1.00 for the last day of the two consecutive Fiscal Quarters following the Fiscal Quarter in which such Permitted Acquisition or the Merger is consummated (the “Senior Leverage Increase”); thereafter the Senior Debt to EBITDA Ratio as of the last day of any Computation Period, calculated at the end of each Fiscal Quarter, shall not exceed 3.00 to 1.00; and (b) paragraph (a) of this Subsection (ii) of Section 11.14.2 shall have the following conditions precedent: (i) the value of the Permitted Acquisition must be greater than $25,000,000; (ii) the pro forma Senior Debt to EBITDA Ratio at the time the Permitted Acquisition or the Merger is consummated shall not exceed 3.25 to 1.00; (iii) there shall only be three Senior Leverage Increases between the Closing Date and the Termination Date; (iv) Borrower shall not be entitled to the benefit of more than one Senior Leverage Increase in consecutive Fiscal Quarters; and (v) the Senior Debt to EBITDA Ratio must not exceed 3.00 to 1.00 for at least one Fiscal Quarter between the Senior Leverage Increases. For the avoidance of doubt, the Merger Term Loan and the Merger Revolving Loans are being funded into a Senior Leverage Increase.

11.15     Cancellation of Debt. Not, and not permit any other Loan Party to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business, and except for the cancellation of debts or claims not to exceed $3,000,000 in any Fiscal Year.

11.16      Laws, Regulations. Borrower shall not, and shall not permit any other Loan Party to (i) fail to comply with the laws, regulations and executive orders referred to in Sections 9.22, 9.25 and 9.26, and (ii) use any part of the proceeds of any Loan in violation of laws, regulations and executive orders referred to in Sections 9.22, 9.25 and 9.26.

11.17      RESERVED.

SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make (a) the Merger Revolving Loans and the Merger Term Loans on the Closing Date is subject to the satisfaction (or waiver) of the conditions precedent set forth in Section 12.1 and Section 12.2 below on or before March 31, 2021 and (b) any other Loan on or after the Closing Date is subject to the satisfaction (or waiver) of the conditions precedent set forth in Section 12.3 below:

12.1        Credit Extension. Administrative Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to Administrative Agent), in form and substance satisfactory to Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by Administrative Agent and the Lenders is called the “Closing Date”):

12.1.1        Agreement and Notes. This Agreement and, to the extent requested by any Lender, a Note made payable to such Lender.

12.1.2            Authorization Documents. For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) bylaws (or similar governing document); (c) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (d) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

12.1.3            Borrowing Notice/Letter of Direction. A borrowing notice/letter of direction containing funds flow information with respect to the proceeds of the Merger Revolving Loans and the Merger Term Loans on the Closing Date.

12.1.4            Confirmatory Certificate. A confirmatory certificate reaffirming all representations and warranties in the Loan Documents (other than any representation or statement as to the absence (or existence) of any Default or Event of Default) are true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); provided that it is understood and agreed that the failure of any such representation or warranty (other than the Specified Representations and the Merger Agreement Representations) to be true and correct on the Closing Date will not, in and of itself, constitute the failure of a condition precedent to funding the Merger Revolving Loans and the Merger Term Loans, but will instead constitute an Event of Default.

12.1.5            Guaranty and Collateral Agreement. A counterpart of the Guaranty and Collateral Agreement executed by each Loan Party.

12.1.6            Perfection of Liens. Evidence that the Liens granted to Administrative Agent in the Collateral have been perfected (it being understood that, to the extent any Collateral or any security interest (or perfection of any security interest) with respect to any Collateral is not or cannot be provided and/or perfected on or before the Closing Date (other than the perfection of security interests in assets with respect to which a lien may be perfected by the filing of a UCC financing statement), then the provision and/or perfection of such Collateral or a security interest in such Collateral shall not constitute a condition precedent to the funding of the Merger Revolving Loans and the Merger Term Loans on the Closing Date, but instead shall be required to be provided and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by Administrative Agent and Borrower acting reasonably (and in any event within 90 days after the Closing Date or such longer period as reasonably may be agreed by Administrative Agent).

12.1.7            Opinions of Counsel. Customary opinions of counsel for each Loan Party, reasonably requested by Administrative Agent.

12.1.8            Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b).

12.1.9            Solvency Certificate. A Solvency Certificate in the form of Exhibit G executed by the Chief Financial Officer of Borrower.

12.1.10          Payment of Fees. Evidence of payment by Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent).

12.1.11          Search Results; Lien Terminations. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, and (b) such other Uniform Commercial Code termination statements as Administrative Agent may reasonably request.

12.1.12          Filings, Registrations and Recordings. Each Uniform Commercial Code financing statement required by the Collateral Documents or under law to be filed, registered or recorded in order to create in favor of Collateral Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording.

12.1.13          Merger Documents. Certified copies of the Merger Documents, including the Disclosure Schedules thereto, which shall not have been amended, supplemented, waived or otherwise modified since December 14, 2020 if such amendment, supplement, waiver or modification is materially adverse to the Lenders without the consent of the Required Lenders; provided that any amendment, supplement, waiver or modification that modifies the provisions of Sections 10.08, 10.09, 10.10, 10.18 and 10.22 of the Merger Agreement (in each case, as such provisions relate to the “Debt Financing Sources” (as defined in the Merger Agreement), or the definitions of “Buyer Material Adverse Effect” or “Material Adverse Effect” under the Merger Agreement shall be deemed to be materially adverse to the interests of the Lenders and will require the prior written consent of the Administrative Agent; and, further provided, that unless funded by the cash proceeds of common equity capital, an increase in the purchase price under the Merger Agreement greater than (but no such increase equal to or less than) 5% of such purchase price shall be deemed to be materially adverse to the interests of the Lenders and shall require the consent of the all of the Lenders. The Administrative Agent and the Lenders acknowledge and agree that the Merger Agreement (as in effect on December 14, 2020) is in form and substance satisfactory to the Administrative Agent and the Lenders.

12.1.14          Debt to be Repaid. Concurrently with the consummation of the Merger, all pre-existing indebtedness of the Target required to be repaid under the Merger Agreement at or upon the consummation of the Merger shall be repaid in full, all commitments relating thereto shall have been terminated and suitable commitments to release all liens or security interests related thereto shall have been obtained terminated or released.

12.1.15          Absence of Target Material Adverse Effect. From the date of the Merger Agreement until the Closing Date, there shall not have occurred any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Target Material Adverse Effect.

12.1.16          Merger. Evidence, in the form of authorization by the parties to the Merger Agreement (which may be telephonic) that the Merger Certificate may be recorded with the Delaware Secretary of State substantially concurrently with the funding of the Merger Revolving Loans and the Merger Term Loans in accordance with the Merger Agreement (without any amendment thereto or waiver thereunder unless expressly consented to by the Lenders).

12.1.17          No Competing Offering. There shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof with respect to the Facilities.

12.2          Other Closing Date Conditions. The obligation of each Lender to make the Merger Revolving Loans and the Merger Term Loans on the Closing Date is subject to the further condition precedent that the Merger Agreement Representations and the Specified Representations shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

12.3          Other Conditions Post-Closing. The obligation (a) of each Lender to make each Loan after the Closing Date and (b) of the Issuing Lenders to issue each Letter of Credit after the Closing Date is subject to the following further conditions precedent that both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

(a)            the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b)            no Default or Event of Default shall have then occurred and be continuing.

If requested by Administrative Agent or any Lender, Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of Borrower as to the matters set out in the preceding clauses (a) and (b) (it being understood that each request by Borrower for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in this Section 12.3 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as Administrative Agent or any Lender may reasonably request in support thereof.

SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT.

13.1          Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

13.1.1            Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five (5) Business Days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by Borrower hereunder or under any other Loan Document.

13.1.2            Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $3,000,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3            Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

13.1.4            Bankruptcy, Insolvency, etc. Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for sixty (60) days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5            Non-Compliance with Loan Documents. (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.1, 10.1.2, 10.1.3, 10.1.4, 10.1.5, 10.1.6, 10.1.8, 10.3(b), 10.5, 10.6, 10.12 or Section 11; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for thirty (30) days after written notice thereof by Administrative Agent.

13.1.6            Representations; Warranties. Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; provided that the failure of any such representation or warranty to be true and correct on the Closing Date (other than the Specified Representations and the Merger Agreement Representations) may be cured within thirty (30) days after the Closing Date provided, that reasonable steps are being taken to remedy such default within such period; and, provided, further, that after the Closing Date and during the continuance of such default, Revolving Loans under the Revolving Loan Facility may not be borrowed.

13.1.7            Pension Plans. (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination Borrower or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $10,000,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $10,000,000.

13.1.8            Judgments. Final judgments which exceed an aggregate of $3,000,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within thirty (30) days after entry or filing of such judgments.

13.1.9            Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

13.1.10          Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by any Loan Party of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

13.1.11          Change in Control. A Change in Control shall occur.

13.2          Effect of Event of Default. If any Event of Default described in Section 13.1.4 shall occur in respect of Borrower, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and Borrower shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that Borrower immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or Borrower shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. Administrative Agent shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to Borrower or as a court of competent jurisdiction may elect.

13.3          Credit Bidding. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product provider shall be deemed to authorize) Administrative Agent, based upon the instruction of the Required Lenders, to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and the Loan Parties shall approve Administrative Agent as a qualified bidder and such Credit Bid as qualified bid) at any sale thereof conducted by Administrative Agent, based upon the instruction of the Required Lenders, under any provisions of the Uniform Commercial Code, as part of any sale or investor solicitation process conducted by any Loan Party, any interim receiver, receiver, receiver and manager, administrative receiver, trustee, agent or other Person pursuant or under any insolvency laws; provided, however, that (i) the Required Lenders may not direct Administrative Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of the Credit Bid, (ii) the acquisition documents shall be commercially reasonable and contain customary protections for minority holders, such as, among other things, anti-dilution and tag-along rights, (iii) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws) and (iv) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations).

For purposes of the preceding sentence, the term “Credit Bid” shall mean, an offer submitted by Administrative Agent (on behalf of the Lender group), based upon the instruction of the Required Lenders, to acquire the property of any Loan Party or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by Administrative Agent, based upon the instruction of the Required Lenders) of the claims and Obligations under this Agreement and other Loan Documents.

SECTION 14	THE AGENT.

14.1          Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes Administrative Agent (including in its capacity as Collateral Agent for all purposes of this Section 14) to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2          Issuing Lenders. The Issuing Lenders shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by them and the documents associated therewith. The Issuing Lenders shall have all of the benefits and immunities (a) provided to Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Issuing Lenders in connection with Letters of Credit issued by them or proposed to be issued by them and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included the Issuing Lenders with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lenders.

14.3          Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of gross negligence or willful misconduct.

14.4          Exculpation of Administrative Agent. None of Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrower or any other party to any Loan Document to perform its Obligations hereunder or thereunder. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower’s Subsidiaries or Affiliates.

14.5          Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

14.6          Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”. Administrative Agent will notify the Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Event of Default or Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of the Lenders.

14.7          Credit Decision. Each Lender acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender as to any matter, including whether Administrative Agent has disclosed material information in its possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of Administrative Agent.

14.8          Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out of pocket expenses (including Attorney Costs and Taxes) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Administrative Agent.

14.9          Administrative Agent in Individual Capacity. CIBC Bank USA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though CIBC Bank USA were not Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, CIBC Bank USA or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), CIBC Bank USA and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though CIBC Bank USA were not Administrative Agent, and the terms “Lender” and “Lenders” include CIBC Bank USA and its Affiliates, to the extent applicable, in their individual capacities.

14.10        Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders. If Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.11        Collateral Matters.

(a)             Each Lender authorizes and directs Administrative Agent to enter into the other Loan Documents for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to this Agreement and the other Loan Documents. The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Collateral Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of Borrower hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including the release of any Guarantor); or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d)(i) or (d)(iii) (it being understood that Administrative Agent may conclusively rely on a certificate from Borrower in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by Administrative Agent at any time, the Lenders will confirm in writing Collateral Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11. Each Lender hereby authorizes Administrative Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.

(b)            The Collateral Agent (i) will use commercially reasonable efforts to provide Lenders with thirty (30) days’ notice of the intent to take real property collateral, but will have no liability for failure to do so and (ii) if deemed necessary by the Collateral Agent due to the financial or other condition of the Borrower, the notice period set forth in (i) herein may be shorter.

14.12        Restriction on Actions by Lenders. Each Lender agrees that it shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set off against the Obligations, any amounts owing by such Lender to a Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken, any action, including the a commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions under this Agreement and the other Loan Documents against the Loan Parties or any third party with respect to the Obligations or the Collateral may only be taken by Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents, including the Collateral Agent, at the direction of Administrative Agent.

14.13        Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 5, 15.5 and 15.17) allowed in such judicial proceedings; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 5, 15.5 and 15.17.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.14        Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 15	GENERAL.

15.1          Waiver; Amendments. No delay on the part of Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding required prepayments of the Loans) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, or (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement). Additionally, no amendment, modification, waiver or consent shall (i) release any Guarantor from its obligations under the Guaranty and Collateral Agreement, other than as part of or in connection with any disposition permitted hereunder, or all or any substantial part of the Collateral granted under the Collateral Documents (except as permitted by Section 14.11), (ii) modify any voting percentages of the Lenders, (iii) subordinate payment priority of the outstanding Loans under the Revolving Loan Commitment and the Term Loan Commitment and/or subordinate the liens granted to the Collateral Agent (for the benefit of the Lenders) in the Collateral, (iv) modify any provision of the Loan Documents providing for pro rata sharing of payments, or (v) change the definition of Required Lenders, any provision of this Section 15.1, any provision of Section 13.3 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without the written consent of all Lenders. No provision of Section 14 or other provision of this Agreement affecting Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of Administrative Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lenders in their capacities as such shall be amended, modified or waived without the consent of the Issuing Lenders. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacities as such shall be amended, modified or waived without the consent of the Swing Line Lender.

Notwithstanding the foregoing, this agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the Revolving Commitments, the Term Loan, the Term Loan Commitment and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as Administrative Agent is not a Non-Consenting Lender, Administrative Agent and/or a Person or Persons reasonably acceptable to Administrative Agent shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Administrative Agent’s request, sell and assign to Administrative Agent and/or such Person or Persons, all of the Loans and Revolving Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all such Loans and Revolving Commitments held by such Non-Consenting Lenders and all accrued interest, fees, expenses and other amounts then due with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

15.2          Confirmations. Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.3          Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three (3) Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, Administrative Agent shall be entitled to rely on telephonic instructions from any person that Administrative Agent in good faith believes is an authorized officer or employee of Borrower, and Borrower shall hold Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

15.4          Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if Borrower notifies Administrative Agent that Borrower wishes to amend any covenant in Sections 10 or 11.14 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if Administrative Agent notifies Borrower that the Required Lenders wish to amend Sections 10 or 11.14 (or any related definition) for such purpose), then Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrower and the Required Lenders. Notwithstanding the foregoing, upon a change in GAAP concerning the treatment of leases (ASC Topic 840, “Leases”) Borrower shall continue to calculate relevant covenants on the basis of GAAP in effect immediately prior to such change and shall provide a reconciliation of the calculations to GAAP. However, if after a change in GAAP concerning the treatment of leases (i) the Borrower is able to satisfy the relevant covenant calculations, (ii) an amendment to this Agreement is not required, and (iii) the Required Lenders and the Borrower are in agreement, then the required covenants will be tested under the new GAAP rules and there will not be a need for a reconciliation (as referenced in the previous sentence of this Section 15.4). In the event that an amendment to this Agreement is required in connection with the new GAAP rules, the Administrative Agent will not charge the Borrower an amendment fee but the Borrower will be responsible for legal and related costs associated with the preparation of such amendment.

15.5          Costs, Expenses and Taxes. Each Loan Party, jointly and severally agrees to pay on demand all reasonable out-of-pocket costs and expenses of Administrative Agent (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, each Loan Party agrees to pay, and to save Administrative Agent and the Lenders harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Administrative Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

15.6          Assignments; Participations.

15.6.1            Assignments. (a) Any Lender may at any time assign to one or more Persons (other than (A) the Borrower or any of the Borrower’s Affiliates, (B) a natural person(or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural person) or (C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof) (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of Administrative Agent, the Issuing Lender (for an assignment of the Revolving Loans and the Revolving Commitment) and, so long as no Event of Default exists, Borrower (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender); provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of any facility provided hereunder. Except as Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned. Borrower and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit C hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500, provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire in the form then in use by Administrative Agent. No assignment may be made to any Person if at the time of such assignment Borrower would be obligated to pay any greater amount under Sections 7.6 or 8 to the Assignee than Borrower is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, Borrower will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2. Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within three (3) Business Days after notice thereof.

(b)            From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Commitment plus the principal amount of the Assignee’s Term Loan (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Commitment retained by the assigning Lender plus the principal amount of the Term Loan retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by Administrative Agent of such Note(s), the assigning Lender shall return to Borrower any prior Note held by it.

(c)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.6.2            Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”) in minimum amounts of $5,000,000 (or all of such Lender’s remaining loans and commitments) subject to the consent of the Administrative Agent, the Issuing Lender (for assignments of the Revolving Credit Facility only and (so long as no Event of Default has occurred and is continuing)) and the Borrower (which consent shall not be unreasonably withheld of delayed). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders and the Lenders agree to share with each Participant, as provided in Section 7.5. Borrower also agrees that each Participant shall be entitled to the benefits of Section 7.6 or 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).

15.7               Register. Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

15.8           GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

15.9           Confidentiality. As required by federal law and Administrative Agent's policies and practices, Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of Administrative Agent, the Issuing Lenders or any Lender who may provide Bank Products to the Loan Parties; (h) to Lender's independent auditors and other professional advisors as to which such information has been identified as confidential; or (i) that ceases to be confidential through no fault of Administrative Agent or any Lender. Notwithstanding the foregoing, Borrower consents to the publication by Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. If any provision of any confidentiality agreement, non-disclosure agreement or other similar agreement between Borrower and Lender conflicts with or contradicts this Section 14.7 with respect to the treatment of confidential information, this section shall supersede all such prior or contemporaneous agreements and understandings between the parties.

15.10         Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Loan Parties and rights of Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

15.11         Nature of Remedies. All Obligations of the Loan Parties and rights of Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.12         Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Loan Parties of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Administrative Agent or the Lenders.

15.13         Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.

15.14         Successors and Assigns. This Agreement shall be binding upon Borrower, the Lenders and Administrative Agent and their respective successors and assigns, and shall inure to the benefit of Borrower, the Lenders and Administrative Agent and the permitted successors and assigns of the Lenders and Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Loan Party may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Administrative Agent and each Lender.

15.15         Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.16         Customer Identification - USA Patriot Act Notice. Each Lender and CIBC Bank USA (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or CIBC Bank USA, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

15.17         INDEMNIFICATION BY LOAN PARTIES. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, EACH LOAN PARTY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS, INCLUDING, WITHOUT LIMITATION, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS (INCLUDING THE RELATED TRANSACTIONS) OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH LOAN PARTY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

15.18          Nonliability of Lenders. The relationship between Borrower on the one hand and the Lenders and Administrative Agent on the other hand shall be solely that of borrower and lender. Neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Borrower agrees, on behalf of itself and each other Loan Party, that neither Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT. Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

15.19        FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.20        WAIVER OF JURY TRIAL. EACH LOAN PARTY, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

15.21        WAIVER AND RELEASE OF DAMAGES. BORROWER, ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, ALL LENDERS, AND ADMINISTRATIVE AGENT SHALL HAVE NO LIABILITY WITH RESPECT TO, AND HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE).

15.22        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

15.22.1        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

15.22.2        As used in this Section 15.22, the following terms have the following meanings:

BHC Act Affiliate of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Covered Entity means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

15.23        Ratification of Liability. The Borrower hereby ratifies, reaffirms and confirms each and every one of its liabilities, obligations and agreements under the Loan Documents executed in connection with or pursuant to the Existing Credit Agreement, and the Liens created thereby, and acknowledges that, subject to the provisions of this Agreement (i) it has no defenses, claims or set-offs to the enforcement by Administrative Agent or Lenders of such liabilities, obligations and agreements, (ii) the Administrative Agent and Lenders have fully performed all obligations to each of the Loan Parties which they may have had, or have, on and as of the date hereof and (iii) other than as specifically set forth herein, the Administrative Agent and Lenders do not waive, diminish or limit any term or condition contained in the Credit Agreement or the other Loan Documents. The agreement of the Administrative Agent and Lenders to the terms of this Agreement shall not be deemed to establish or create a custom or course of dealing among the Loan Parties, the Administrative Agent, and Lenders, or to require the Administrative Agent or any Lender to give notice of any Event of Default or any other notice whatsoever.

15.24         Amendment Not a Novation. This Agreement is not intended to be or to create, nor shall it be construed as or constitute, a novation or an accord and satisfaction but shall constitute an amendment and restatement of the Existing Credit Agreement. The Debt described on Annex I is continuing and is not repaid and re-loaned under this Agreement. The Loans made under the Existing Credit Agreement are continuing. The Loan Documents, including all Collateral Documents, remain and continue in full force and effect except as specifically amended by this Agreement, and the parties hereto agree to be bound by the terms and conditions of such Loan Documents, as though such terms and conditions were set forth herein in full. Except as specifically set forth herein, the execution, delivery and effectiveness of this Agreement shall not, except as expressly provided in this Agreement, operate as a waiver of any right, power or remedy of the Administrative Agent, nor constitute a waiver of any provision of the Existing Credit Agreement or any other Loan Document or any other documents, instruments and agreements executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing whether arising before or after the date hereof or as a result of performance hereunder.

15.25          Releases of Prior Claims. In consideration of the execution and delivery of this Agreement by the Administrative Agent and Lenders, the sufficiency of which is hereby acknowledged, and excepting only the contractual obligations respecting future performance by Lenders and the Administrative Agent arising under this Agreement and the other Loan Documents, each Loan Party hereby irrevocably releases and forever discharges the Administrative Agent and each Lender, and their respective affiliates, subsidiaries, successors, assigns, directors, managers, members, shareholders, officers, employees, agents, representatives and attorneys (each, a “Released Person”), of and from all damages, losses, claims, counterclaims, demands, liabilities, obligations, actions and causes of action whatsoever which any Loan Party now may have or claim to have on and as of the date hereof against any Released Person, whether presently known or unknown, liquidated or unliquidated, suspected or unsuspected, contingent or non-contingent, and of every nature and extent whatsoever (collectively, “Claims”). Each Loan Party represents and warrants to the Administrative Agent and Lenders that it has not granted or purported to grant to any other Person any interest whatsoever in any Claim, as security or otherwise.

15.26          Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)      the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)      the effects of any Bail-in Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

15.27          Divisions. For all purposes under this Agreement and the other Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of the Borrower or any other Loan Party becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the Borrower or other Loan Party, as the case may be, to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time

[signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

PRIMORIS SERVICES CORPORATION,
as Borrower

By:	/s/ John Perisich
Name:	John Perisich
Title:	Executive Vice President, General Counsel and Secretary

Signature Page to Primoris Second Amended and Restated Credit Agreement

CIBC BANK USA,
as Administrative Agent, Joint Book Runner, Joint Lead Arranger, Co-Documentation Agent, Collateral Agent, Issuing Lender and as a Lender

By:	/s/ John M. O’Connell
John M. O’Connell
Managing Director

Signature Page to Primoris Second Amended and Restated Credit Agreement

BANK OF THE WEST,
as Joint Bookrunner, Joint Lead Arranger, Co-Documentation Agent, Issuing Lender and as a Lender

By:	/s/ Nabil B. Khoury
Its:	Market Manager

Signature Page to Primoris Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.,
as Joint Lead Arranger, Co-Syndication Agent and as a Lender

By:	/s/ Mary Beatty
Its:	Senior Vice President

Signature Page to Primoris Second Amended and Restated Credit Agreement

CAPITAL ONE, N.A.,
as Joint Lead Arranger, Co-Syndication Agent and as a Lender

By:	/s/ Elizabeth Masciopinto
Its:	Duly Authorized Signatory

Signature Page to Primoris Second Amended and Restated Credit Agreement

IBERIABANK, a division of First Horizon Bank,
as a Lender

By:	/s/ Philip Coote
Its:	Senior Vice President

Signature Page to Primoris Second Amended and Restated Credit Agreement

REGIONS BANK,
as Joint Lead Arranger, Co-Syndication Agent and as a Lender

By:	/s/ Derek Miller
Its:	Director

Signature Page to Primoris Second Amended and Restated Credit Agreement

SIMMONS BANK,
as a Lender

By:	/s/ Michael Park
Its:	Senior Vice President

Signature Page to Primoris Second Amended and Restated Credit Agreement

TRUIST BANK,
as Joint Lead Arranger, Co-Syndication Agent and as a Lender

By:	/s/ David J. Sharp
Its:	Director

Signature Page to Primoris Second Amended and Restated Credit Agreement

ANNEX A

LENDERS AND PRO RATA SHARES

Lender	Revolver Allocation	Term Allocation	Total Allocation	Percentage
CIBC	$34,700,315.46	$102,799,684.54	$137,500,000	17.35%
Bank of the West	$34,700,315.46	$102,799,684.54	$137,500,000	17.35%
Truist	$25,236,593.06	$74,763,406.94	$100,000,000	12.62%
Regions	$25,236,593.06	$74,763,406.94	$100,000,000	12.62%
Bank of America	$25,236,593.06	$74,763,406.94	$100,000,000	12.62%
Capital One	$25,236,593.06	$74,763,406.94	$100,000,000	12.62%
Iberia	$18,927,444.79	$56,072,555.21	$75,000,000	9.46%
Simmons	$10,725,552.05	$31,774,447.95	$42,500,000	5.36%
Total	$200,000,000.00	$592,500,000.00	$792,500,000	100.00%

Annex A to Credit Agreement

ANNEX B

ADDRESSES FOR NOTICES

PRIMORIS SERVICES CORPORATION, as Borrower:

John M. Perisich

Sr. Vice President/General Counsel

26000 Commercentre Dr.

Lake Forest, CA  92630

Telephone: (949) 454-7110

Facsimile: (949) 595-5544

With a Copy to:

Shalla Prichard

Gibson, Dunn & Crutcher LLP

811 Main Street

Houston, TX 77002

Telephone: (346) 718-6644

Facsimile: (346) 718-6970

CIBC BANK USA, as Administrative Agent, Joint Book Runner, Joint Lead Arranger, Co-Documentation Agent, Collateral Agent, Issuing Lender and as a Lender

Notices of Borrowing, Conversion, Continuation and Letter of Credit Issuance

120 South LaSalle Street

Chicago, Illinois 60603

Attention: John M. O’Connell

Telephone: (312) 564-1239

Facsimile: (312) 564-6888

All Other Notices

120 South LaSalle Street

Chicago, Illinois 60603

Attention:  Brad Nelson

Telephone: (312) 564-1351

Facsimile:  (312) 564-1794

With a Copy to:

Christine M. Biebel

Perkins Coie LLP

131 South Dearborn Street, Suite 1700

Chicago, Illinois 60603

Telephone: (312) 324-8431

Facsimile: (312) 324-9431

Annex B to Credit Agreement

BANK OF THE WEST, as Joint Bookrunner, Joint Lead Arranger, Co-Documentation Agent, Issuing Lender and as a Lender:

Nabil B. Khoury

Commercial Banking Group

15165 Ventura Blvd., Ste. 220

Sherman Oaks, CA 91403

Telephone: (818) 728-3620

Facsimile: (818) 728-3611

Email: nabil.khoury@bankofthewest.com

With a Copy to:

William Schoenholz

Shareholder

Buchalter, A Professional Corporation

1000 Wilshire Boulevard, Suite 1500

Los Angeles, CA 90017-1730

Telephone: (213) 891-5004

Facsimile: (213) 630-5654

Email: wschoenholz@buchalter.com

BANK OF AMERICA, N.A., as Joint Lead Arranger, Co-Syndication Agent and as a Lender

David Young | BANK OF AMERICA, N.A.

Senior Vice President - Market Manager

Global Commercial Banking

520 Newport Center Drive, #1150

Newport Beach, CA 92660

Telephone: (949) 287-0421

Efax: (415) 249-5138

Email: david.young@bofa.com

CAPITAL ONE, N.A., as Joint Lead Arranger, Co-Syndication Agent and as a Lender:

Rene Kiehn

Senior Vice President

600 N. Pearl Street, Ste. 2500

Dallas, TX 75201

Telephone: (214) 855-1628

Facsimile: (214) 855-1624

Email: Rene.Kiehn@capitalone.com

Annex B to Credit Agreement

IBERIABANK, a division of First Horizon Bank, as a Lender:

Philip Coote

Senior Vice President

601 Poydras Street, Suite 2075

New Orleans, LA 70130

Telephone: (504) 310-7371

Email: Philip.Coote@iberiabank.com

With a copy to:

William H. Langenstein III

Chaffe McCall, LLP

1100 Poydras Street, Suite 2300

New Orleans, LA 70163

Telephone: (504) 585-7037

Facsimile: (504) 585-7075

regions bank, as Joint Lead Arranger, Co-Syndication Agent and as a Lender

Darren Abrams

Regions Bank

Managing Director

1717 McKinney Ave. Suite 1100

Dallas, TX 75202

Telephone: (469) 608-2715

Email:darren.abrams@regions.com

simmons bank, as a Lender:

S. Scott Heady

Senior Vice President

Commercial Banking

Simmons Bank

1800 SE Blue Parkway

Lee's Summit, MO 64063

Telephone: (913) 209-6317

Email: scott.heady@simmonsbank.com

Michael Park

Senior Vice President

Simmons Bank

5950 Berkshire Ln. Suite 350

Dallas, TX 75225

Telephone: (972) 624-2981

Facsimile: (972) 624-2980

Email: michael.park@simmonsbank.com

Annex B to Credit Agreement

TRUIST BANK, as Joint Lead Arranger, Co-Syndication Agent and as a Lender

Vicount Cornwall

Senior Portfolio Manager

2001 Ross Avenue, 27th Floor

Dallas, TX 27096

Telephone: (972) 232-4876

Email: Vcornwall@bb&t.com

Annex B to Credit Agreement

EXHIBIT A

FORM OF NOTE

_______,_______

$__________________	Chicago, Illinois

The undersigned, for value received, promises to pay to the order of ______________ (the “Lender”) at the principal office of CIBC Bank USA (the “Administrative Agent”) in Chicago, Illinois the aggregate unpaid amount of all Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of January 15, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions (including the Lender) and Administrative Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of New York.

PRIMORIS SERVICES CORPORATION

By:
Title:

Exhibit A to Credit Agreement

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Date:

[Address for each Lender]

Ladies and Gentlemen:

Please refer to that certain Second Amended and Restated Credit Agreement dated as of January 15, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) between Primoris Services Corporation, a Delaware corporation (the “Borrower”), various financial institutions and CIBC Bank USA, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby delivers this certificate pursuant to Section 10.1.4 of the Credit Agreement and certifies to each of the Lenders in his capacity as the [Chief Financial Officer] of the Borrower, as follows:

(i)         Enclosed herewith is a copy of the [annual audited/quarterly unaudited] financial statements of the Borrower as at ________________ (the “Measurement Date” and the period of four consecutive fiscal quarters most recently ended as of the Measurement Date, taken as a single period, the “Measurement Period”), which statements fairly present in all material respects the financial condition and results of operations of the companies being reported on as of the Measurement Date [(subject to changes resulting from year-end adjustments)].

(ii)        I reviewed the relevant terms of the Credit Agreement and I made, or caused to be made, under my supervision, a review of the transactions and conditions of the Borrower and its Subsidiaries from the beginning of the Measurement Period covered by the statements dated the Measurement Date and such review did not disclose the existence during such period of any condition or event that constitutes a Default or an Event of Default [or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Borrower or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.]

(iii)       As of the Measurement Date, the Borrower is in compliance with the representations, warranties and covenants set forth in Sections 9, 10 and 11 of the Credit Agreement.

(iv)       Schedule 1 attached hereto contains a list of all Subordinated Debt of the Loan Parties.

(v)        The computations and amounts set forth herein in Schedule 2 correspond to the ratios and/or financial restrictions contained in Section 11.14 of the Credit Agreement and such computations are true and correct as of the Measurement Date.

(vi)       Schedule 3 attached hereto contains a true and correct list of any additional Subsidiaries (excluding Immaterial Subsidiaries) that have been acquired or created since the delivery of the last Compliance Certificate as well as a list of any additional Affiliates or Investments since the delivery of the last Compliance Certificate.

Exhibit B to Credit Agreement

(vii)      Schedule 4 attached hereto contains a true and correct list of the Immaterial Subsidiaries of the Borrower as of the Measurement Date, including the Subsidiary Tangible Net Worth of (a) each Immaterial Subsidiary and (b) the Immaterial Subsidiaries taken as a whole, in each case determined as of the Measurement Date.

IN WITNESS WHEREOF, the Borrower has caused this Compliance Certificate to be executed and delivered by its authorized officer on [Date].

PRIMORIS SERVICES CORPORATION

By:
Title:

Exhibit B to Credit Agreement

Schedule 1

[List all Subordinated Debt]

Exhibit B to Credit Agreement

Schedule 2 - Computations

A.	Calculation of Consolidated EBIT

1.	Consolidated Net Income	$

2.	interest expense (less interest income)	$

3.	provision for income taxes	$

4.	Merger Transaction Costs included for such period	$

5.	Secondary Offering Costs included for such period	$

6.	Income/loss from non-consolidated entities	$

7.	Less income (or plus loss) attributable to
	non-controlling interests	$

8.	Consolidated EBIT (sum of (1)+(2)+(3)+(4)+(5)+(6)+(7))	$

B.	Calculation of EBITDA

1.	Consolidated EBIT (Item (A)(7) above)	$

2.	Depreciation	$

3.	Amortization	$

4.	Other Noncash Charges	$

5.	EBITDA (sum of (1)+(2)+(3)+(4))	$

C.	Section 11.14.1 - Minimum Fixed Charge Coverage Ratio

1.	EBITDA (Item (B)(5) above)	$

2.	Unfinanced Capital Expenditures	$

3.	Tax Expense	$

4.	Dividends	$

5.	Distributions	$

6.	Share Buybacks	$

7.	Sum of (2) through (6)	$

8.	Remainder of (1) minus (7)	$

Exhibit B to Credit Agreement

9.	Interest Expense	$

10.	Scheduled payments of principal in respect of Debt	$

11.	Sum of (9) and (10)	$

12.	Fixed Charge Coverage Ratio (ratio of (8) to (11))	____ to 1

13.	Minimum Required	1.25 to 1

D.	Section 11.14.2 - Maximum Senior Debt to EBITDA Ratio

1.	Senior Debt	$

2.	EBITDA (Item (B)(5) above)	$

3.	Senior Debt to EBITDA Ratio (ratio of (1) to (2))	____ to 1

4.	Maximum allowed (subject to Section 11.14.2)	3.00 to 1

Exhibit B to Credit Agreement

Schedule 3

[List any additional Subsidiaries (excluding Immaterial Subsidiaries), Affiliates or Investments since delivery of the last Compliance Certificate]

Exhibit B to Credit Agreement

Schedule 4

[List all Immaterial Subsidiaries of the Borrower as of the Measurement Date, including the Subsidiary Tangible Net Worth of (a) each Immaterial Subsidiary and (b) the Immaterial Subsidiaries taken as a whole, in each case determined as of the Measurement Date.]

Exhibit B to Credit Agreement

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: CIBC Bank USA, as the administrative agent under the Credit Agreement

Exhibit C to Credit Agreement

5.	Credit Agreement: Second Amended and Restated Credit Agreement, dated as of January 15, 2021, among Primoris Services Corporation, the Lenders from time to time party thereto, and CIBC Bank USA, as Administrative Agent

6.	Assigned Interest:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans	[CUSIP Number]
		_________	$___________	$___________	__________%
		_________	$___________	$___________	__________%
		_________	$___________	$___________	__________%

[7.	Trade Date:	]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

CIBC BANK USA, as Administrative Agent

By:
Title:

Exhibit C to Credit Agreement

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[___________________]1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.       Representations and Warranties.

1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of the Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section __ thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.       Payments. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payment of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit C to Credit Agreement

3.       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit C to Credit Agreement

EXHIBIT D

FORM OF NOTICE OF BORROWING

To:	CIBC Bank USA, as Administrative Agent 120 S. LaSalle Street Chicago, Illinois 60603 Attention: John M. O’Connell Telephone: (312) 564-1239 Facsimile: (312) 564-6888

Please refer to the Credit Agreement dated as of January 15, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Primoris Services Corporation (the “Borrower”), various financial institutions and CIBC Bank USA, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Credit Agreement, of a request hereby for a borrowing as follows:

(i)       The requested borrowing date for the proposed borrowing (which is a Business Day) is ______________, ____.

(ii)       The aggregate amount of the proposed borrowing is $______________.

(iii)       The type of Revolving Loans comprising the proposed borrowing are [Base Rate] [LIBOR] Loans.

(iv)       The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is ___________ months (which shall be 1, 2 or 3 months).

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Default or Event of Default under the Credit Agreement; and (ii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement.

Borrower has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

PRIMORIS SERVICES CORPORATION

By:
Title:

Exhibit D to Credit Agreement

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

To:	CIBC Bank USA, as Administrative Agent
120 S. LaSalle Street
Chicago, Illinois 60603
Attention: John M. O’Connell
Telephone: (312) 564-1239
Facsimile: (312) 564-6888

Please refer to the Credit Agreement dated as of January 15, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Primoris Services Corporation (the “Borrower”), various financial institutions and CIBC Bank USA, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Credit Agreement, of its request to:

(a)       on [ date ] convert $[________]of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the [________] Rate, into a(n) [________] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [_____] month(s)];

[(b) on [ date ] continue $[________]of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the LIBOR Rate, as a LIBOR Loan having an Interest Period of [_____] month(s)].

The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.

Borrower has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

PRIMORIS SERVICES CORPORATION

By:
Title:

Exhibit E to Credit Agreement

EXHIBIT F

FORM OF SUBORDINATION AGREEMENT

Date: ______________, 20____

Subordination Agreement

Primoris Services Corporation, a Delaware corporation (“Primoris”) has received loans, credit and other financial accommodations from CIBC Bank USA as Administrative Agent for itself and other lenders (all such loans and accommodations are “Superior Indebtedness”, as described below, and such creditors’ agent or representative are herein called the “Senior Creditors”).

The undersigned is a creditor (the “Subordinate Creditor”) of Primoris or one of the Subsidiaries (the “Borrower”). In consideration of loans made or to be made, credit given or to be given, or other financial accommodations afforded or to be afforded to Primoris, on such terms as may be agreed upon between the Senior Creditors (the indebtedness of Borrower to which is the “Superior Indebtedness”) and Primoris, the Subordinate Creditor agrees that all monetary obligations of the Borrower to the Subordinate Creditor except for (i) wages earned and (ii) other payments (such as reimbursements and appropriate bonuses) to be made in the ordinary course of the Borrower’s business (collectively, the “Subordinated Indebtedness”) now existing or hereafter arising and howsoever evidenced or acquired (the aggregate principal amount of such Subordinated Indebtedness as of the date hereof being that amount outstanding pursuant to that certain Promissory Note, in form attached hereto as Exhibit A, in the face amount of __________________ and 00/100 Dollars ($____________) (the “Promissory Note”) of the Borrower payable to the Subordinate Creditor) shall be and remain junior and subordinate to the Senior Indebtedness whether now existing or hereafter arising, whether direct or indirect, secured or unsecured, absolute or contingent, joint and several, and howsoever owned, or acquired and whether the Borrower is or is not in bankruptcy, receivership, liquidation or any similar insolvency proceeding.

Addresses for notice purposes are set forth on the signature page.

Without limiting the generality of the foregoing, the Subordinate Creditor further agrees as follows:

1(a). Except as provided in Section 1(c), so long as there is any default (whether with respect to payment or otherwise), or default would result therefrom, on any Superior Indebtedness no payment of principal or interest (notwithstanding the expressed maturity or any time for the payment of principal on the Promissory Note) shall be made on the Promissory Note except with the Senior Creditors’ prior written consent and the Subordinate Creditor will take no steps, whether by suit or otherwise to compel or enforce the collection of the Promissory Note, nor will the Subordinate Creditor use the Promissory Note by way of counterclaim, set off, recoupment or otherwise as to diminish, discharge or otherwise satisfy in whole or in part any indebtedness or liability of the Subordinate Creditor to the Borrower.

1(b). The Subordinate Creditor shall not be entitled to accelerate outstanding obligations payable by the Borrower under the Promissory Note until 180 days after the date that the default giving rise to such right to accelerate was triggered and notice thereof was delivered to the Senior Creditors.

1(c). The Borrower may, however, pay scheduled principal (including scheduled prepayments of principal) and interest on the Promissory Note without obtaining written consent of the Senior Creditors, so long as no event of default on Superior Indebtedness has occurred, or will occur as a result of such payment, and Subordinate Creditor need not give the Senior Creditors notice of such payments.

Exhibit F to Credit Agreement

2.       The Senior Creditors need not at any time give the Subordinate Creditor notice of any kind of the creation or existence of any Superior Indebtedness, nor of the amount or terms thereof, all such notice being hereby expressly waived. Also, the Senior Creditors may at any time from time to time, without the consent of or notice to the Subordinate Creditor, without incurring responsibility to the Subordinate Creditor, and without impairing or releasing the obligation of the Subordinate Creditor under this agreement (i) renew, refund, refinance or extend the maturity of any Superior Indebtedness, or any part thereof, or otherwise revise, amend or alter the terms and conditions thereof, (ii) sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged, mortgaged or otherwise hypothecated or subjected to a lien to secure any Superior Indebtedness, and (iii) exercise or refrain from exercising any rights against the Borrower and others, including any guarantors or the Subordinate Creditor.

3.       The Subordinate Creditor without prior written consent of the Senior Creditors will not sell, assign, transfer, pledge or hypothecate any Subordinated Indebtedness, or any part thereof, or agree to discharge or forgiveness of the same so long as there remains any Superior Indebtedness except subject to and in accordance with the terms hereof and upon the agreement of the transferee or assignee to abide by and be bound by the terms hereof.

4.       Upon receipt of notice of a default under the Superior Indebtedness or, regardless of notice, upon the bankruptcy, reorganization, receivership or liquidation of the Borrower, then until the Superior Indebtedness has been paid in full the Subordinate Creditor shall not be entitled to, and shall not accept any payment or distribution with respect to the Subordinated Indebtedness and will turn over to the Administrative Agent for the benefit of the Senior Creditors, in the form received, any such payment or other distribution the Subordinate Creditor does receive.

5.       The Subordinate Creditor will cause all Subordinated Indebtedness to be at all times evidenced by the Promissory Note or notes of the Borrower and will cause all such notes to bear thereon a legend substantially as follows:

“The indebtedness evidenced by this Note is subordinate to any and all indebtedness, obligations and liabilities of the maker hereof to certain of the Borrower’s secured lenders and their successors and assigns in the manner and to the extent set forth in that certain Subordination Agreement dated _____________, 20___, to which reference is hereby made for a more full statement thereof. The holder has agreed thereby without said lenders’ written consent not to sell, assign, transfer, pledge or hypothecate this Note.”

6.       This Subordination Agreement shall be continuing and binding until terminated in writing by the Senior Creditors.

(“Subordinate Creditor”)

By:
Its:

Address:

Exhibit F to Credit Agreement

CIBC Bank USA as Administrative Agent, Collateral Agent and Lender

120 South LaSalle Street

Chicago, Illinois 60603

Exhibit F to Credit Agreement

Primoris Services Corporation hereby acknowledges receipt of a copy of the above Subordination Agreement and agrees to be bound by the terms and provisions thereof, to make no payment or distribution contrary to the terms thereof and to do every other act and thing necessary or appropriate to be done or performed by it in order to carry out the terms of the Subordination Agreement.

Dated: ____________,_____

Primoris Services Corporation

By:
Its:

Exhibit F to Credit Agreement

Exhibit G

Form of Solvency Certificate

[___________]

This Solvency Certificate (this “Certificate”) is being executed and delivered pursuant to Section 12.1.10 of the Second Amended and Restated Credit Agreement, dated as of January 15, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Primoris Services Corporation, a Delaware corporation (the “Borrower”), the other Loan Parties party thereto, the Lenders party thereto, Bank of the West in its capacity as an Issuing Lender thereunder, and CIBC Bank USA, in its capacity at the Administrative Agent thereunder (the “Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

The undersigned, solely in such undersigned’s capacity as Chief Financial Officer of the Borrower, and not individually, hereby certifies to the Agent and the Lenders, on behalf of the Loan Parties, as follows:

1.       The undersigned is familiar with the business and financial position of the Loan Parties and is duly authorized to execute this Certificate. In reaching the conclusions set forth in this Certificate, the undersigned has made, or has caused to be made under such undersigned’s supervision, such other examinations, investigations and inquiries as is reasonable and necessary to enable the undersigned to express an informed opinion as to the matters referred to herein, having taken into account the nature of the particular business anticipated to be conducted by the Loan Parties after consummation of the Acquisition and the transactions contemplated by the Credit Agreement.

2.        Both before and immediately after giving effect to (a) the initial Loans, (b) the consummation of the Acquisition, (c) the application of the proceeds of such Loans to or as directed by the Borrower and (d) the payment of all estimated legal, accounting and other fees and expenses in connection with the foregoing, the following is true with respect to the Borrower and its Subsidiaries taken as a whole, as of the Closing Date:

(A)	the present fair salable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is greater than (i) the total amount of debts and liabilities (including subordinated, contingent and un-liquidated liabilities) of the Borrower and its Subsidiaries, taken as a whole, and (ii) the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities as such debts and liabilities become absolute and matured;

(B)	The Borrower and its Subsidiaries, taken as a whole, are able to pay all debts and liabilities (including subordinated, contingent and un-liquidated liabilities) as such debts and liabilities become absolute and matured; and

(C)	The Borrower and its Subsidiaries, taken as a whole, do not have unreasonably small capital with which to conduct the business as contemplated on the Closing Date and proposed to be conducted following the Closing Date.

Exhibit G to Credit Agreement

For purposes of this Certificate, the amount of any contingent or unliquidated liabilities at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5). Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

PRIMORIS SERVICES CORPORATION

By:
Name:
Title:

Exhibit G to Credit Agreement